Filed pursuant to Rule 424(b)(4)

Registration No. 333-232448

6,497,410 Shares of Common Stock

2,997 Shares of Series 6 Convertible Preferred Stock

and

Series A Warrants to Purchase up to 17,297,410 Shares of Common Stock

We are offering 6,497,410 shares of our common stock and Series A warrants to purchase up to 6,497,410 shares of our common stock, at a combined public offering price of $0.2775 per share of common stock and related Series A warrant. Each share of our common stock is being sold together with a Series A warrant to purchase one share of common stock. Each Series A warrant will have an exercise price per share of $0.2775, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.

In addition, the Series A warrants also provide that, on the earlier of the date that is 30 days after the public announcement of the pricing of this offering or the date on which a total of more than 60,000,000 shares of our common stock (subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications) have traded since the public announcement of the pricing of this offering, the Series A warrants may be exercised at the option of the holder on a cashless basis, in whole or in part, for all of the shares that would be received upon cash exercise, if on the date of exercise, the volume weighted average price of our common stock is lower than three times the then applicable exercise price per share. The shares of our common stock and the Series A warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase 2,997 shares of our newly designated Series 6 Convertible Preferred Stock, or Series 6 Preferred, convertible into a number of shares of common stock equal to $1,000 divided by the combined public offering price per share of common stock and related Series A warrant set forth below, and Series A warrants to purchase up to 10,800,000 shares of our common stock, at a combined public offering price of $1,000 per share of Series 6 Preferred and related Series A warrants. Each share of Series 6 Preferred is being sold together with the equivalent number of Series A warrants as would have been issued to such purchaser of Series 6 Preferred if it had purchased shares of common stock based on the combined public offering price per share and related Series A warrant. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of the Series A warrants and the conversion of the Series 6 Preferred offered hereby.

Each share of Series 6 Preferred is convertible at any time at the option of the holder, provided that the holder will be prohibited from converting the Series 6 Preferred for shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Certain institutional investors in this offering have entered into leak-out agreements with us pursuant to which each such investor has agreed to certain limits on sales by it of the shares of common stock purchased in this offering, including the shares of common stock issuable upon the exercise of the Series A warrants and conversion of the Series 6 Preferred, to the extent applicable.

Our common stock is listed on The Nasdaq Capital Market under the symbol “INPX.” On August 12, 2019, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.37 per share. There is no established trading market for the Series A warrants or the Series 6 Preferred and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series A warrants or the Series 6 Preferred on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Series A warrants and the Series 6 Preferred will be limited.

We are an “emerging growth company” as defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements. As an emerging growth company, we are able to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision. Therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Related Series A Warrant	Per Share of Series 6 Preferred and Related Series A Warrants	Total
Public offering price	$0.2775	$1,000.00	$4,800,031.28
Underwriting discount(1)	$0.019425	$70.00	$336,002.19
Proceeds to us, before expenses	$0.258075	$930.00	$4,464,029.09

(1)	See “Underwriting” on page 44 for additional disclosure regarding the compensation payable to the underwriters.

We anticipate that delivery of the shares of common stock, the shares of Series 6 Preferred and the related Series A warrants against payment will be made on or about August 15, 2019.

Joint Book-Running Managers

Ladenburg Thalmann	Maxim Group LLC

The date of this prospectus is August 12, 2019

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in the documents incorporated by reference herein or any amendment hereto or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy the securities offered hereby in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, the documents incorporated by reference herein or any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus, the documents incorporated by reference herein or any authorized free writing prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision.

We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

Our logo and some of our trademarks used in this prospectus remain our intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Unless otherwise stated or the context otherwise requires, the terms “Inpixon,” “we,” “us,” “our” and the “Company” refer collectively to Inpixon and its subsidiaries.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in the “Prospectus Summary,” “Use of Proceeds” and “Risk Factors” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimates,” “expects,” “intends,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history with recent acquisitions;

●	risks related to our proposed acquisition of Jibestream Inc.;

●	our ability to successfully integrate companies we acquire;

●	emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture any products we develop;

●	general economic conditions and events and the impact they may have on us and our potential customers;

●	our ability to obtain adequate financing in the future;

●	our ability to continue as a going concern;

●	our ability to consummate strategic transactions, which may include acquisitions, mergers, dispositions or investments;
●	uncertainty relating to the ongoing SEC investigation; and

●	our success at managing the risks involved in the foregoing items.

These risks are not exhaustive. Other sections of this prospectus, including the documents incorporated by reference herein, may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. You should read this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the heading “Risk Factors” in this prospectus.

The Company

We are a technology company that helps to secure, digitize and optimize any premises with Indoor Positioning Analytics, sometimes referred to herein as “IPA,” for businesses and governments in the connected world. Inpixon Indoor Positioning Analytics is based on new sensor technology that finds all accessible cellular, Wi-Fi, Bluetooth and RFID signals anonymously. Paired with a high-performance, data analytics platform, this technology delivers visibility, security and business intelligence on any commercial or government premises worldwide.

Inpixon Indoor Positioning Analytics offer:

●	New sensors with proprietary technology that can find all accessible cellular, Wi-Fi, Bluetooth and RF signals. Utilizing various radio signal technologies ensures precision device positioning accurately down to an arm’s length. This enables highly detailed understanding of customer journeys and dwell time in retail scenarios, detection and identification of authorized and unauthorized devices, and prevention of rogue devices through alert notification when unknown devices are detected in restricted areas.

●	Data science analytics with lightning fast data mining using an in-memory database that uses a dynamic blend of RAM and NAND along with specially optimized algorithms that both minimize data movement and maximize system performance. This enables the system to deliver reports with valuable insights to the user as well as to integrate with common third party visualization, charting, graphing and dashboard systems.

●	Insights that deliver visibility and business intelligence about detailed customer journey and flow analysis of in-stores and storefronts allowing businesses to better understand customer preferences, measure campaign effectiveness, uncover revenue opportunities and deliver exceptional shopping experiences.

Inpixon Indoor Positioning Analytics can assist all types of establishments, including brands, retailers, shopping malls and shopping centers, hotels and resorts, gaming operators, airports, healthcare facilities, office buildings and government agencies, by providing greater security, gaining better business intelligence, increasing consumer confidence and reducing risk while being compliant with applicable “Personal Identifiable Information” regulations.

Our Products and Services

We provide the following products and services that may be used by any number of businesses and government agencies, including but not limited to, commercial offices, retail locations, airports, hospitals, financial institutions, hospitality venues and educational institutions.

●	Inpixon Security (formerly AirPatrol ZoneDefense) – This is a mobile security and detection suite of products that locates devices operating within a monitored area, determines their compliance with network security policies for that zone, and if the device is not compliant, can trigger policy modification of device apps and/or features either directly or via third party mobile device, application and network management tools. As explained further below, our recent acquisition of Locality Systems Inc. (“Locality”) enhanced this product by allowing us to offer Locality’s solution, which provides radio frequency (“RF”) augmentation of video monitoring systems, to our customers. Our smart school safety network technology, recently acquired from GTX Corp as explained further below, further strengthens this product line and will assist school staff and first responders with locating students during emergency situations.

●	Inpixon Intelligence (formerly AirPatrol ZoneAware) – This is a commercial product for enabling location and/or context-based marketing services and information delivery to mobile devices based on zones as small as 10 feet or as large as a square mile. The monitored areas may include a building, a campus, a mall, and outdoor regions like a downtown. Unlike other mobile locationing technologies, our technologies use passive sensors that work over both cellular and Wi-Fi networks and offer device locationing and zone-based app and information delivery accurate to within 10 feet. Additionally, unlike geo-fencing systems, our technologies are capable of simultaneously enabling different policies and delivering different apps or information to multiple devices within the same zone based on contexts such as the type of device, the device user and time of day. Our recent acquisition of Locality enhanced this product by allowing us to now offer a lower cost, Wi-Fi only solution to customers who may later upgrade to our full Inpixon Intelligence solution.

●	Shoom Products (eTearsheets; eInvoice, AdDelivery, ePaper) – The Shoom products are Cloud based applications and analytics for the media and publishing industry. These products also generate critical data analytics for the customers.

IPA Product Enhancements

As a company in the information and technology industry, keeping up with the technological advancements within the industry is critical to our long-term success and growth. As a result, our senior management must continuously work to ensure that they remain informed and prepared to quickly adapt and leverage new technologies within our product and service offering as such technologies become available. In connection with that goal, our product roadmap development plans include the use of blockchain technology to maintain and propagate device reputation, enforcing security policies and attaining compliance, artificial intelligence for amassing anonymous device information, integrating video image analytics for additional attributes, ultra-wideband technology for asset tracking and a voice-assisted analytics interface.

Corporate Structure

We have two operating subsidiaries: (i) Inpixon Canada, Inc. (100% ownership) based in Coquitlam, British Columbia; and (ii) Sysorex India (82.5% ownership) based in Hyderabad, India.

Although the subsidiaries are separate legal entities, we are currently structured by function and organized to operate in an integrated fashion as one business.

Corporate Strategy

Management continues to pursue a corporate strategy that is focused on building and developing our business as a provider of turnkey solutions ranging from the collection of data to delivering insights from that data to our customers with a focus on securing, digitizing and optimizing premises with IPA for businesses and governments. In connection with such strategy and in order to facilitate our long-term growth, we are evaluating various strategic transactions and acquisitions of companies with technologies and intellectual property (“IP”) that complement such goals by adding technology, differentiation, customers and/or revenue. We are primarily looking for accretive opportunities that have business value and operational synergies. We believe these complimentary technologies will allow us to provide a comprehensive Indoor Positioning Platform, or one-stop shop to our customers. We believe that acquiring complementary products and/or IP will add value to the Company. Candidates with proven technologies that complement our overall strategy may come from anywhere in the world, so long as there are strategic and financial reasons to make the acquisition. If we make any acquisitions in the future, we expect that we may pay for such acquisitions using our equity securities, cash and debt financing in combinations appropriate for each acquisition. In connection with this strategy, on May 21, 2019, we acquired Locality, a technology company based near Vancouver, Canada, specializing in wireless device positioning and radio frequency (“RF”) augmentation of video surveillance systems. In addition, on June 27, 2019, we acquired certain global positioning system (“GPS”) products, software, technologies, and intellectual property from GTX, a U.S. based company specializing in GPS technologies. These transactions expand our patent portfolio and includes certain granted or licensed patents and GPS and RF technologies. Furthermore, on July 9, 2019, we entered into a Share Purchase Agreement to acquire Jibestream Inc., a provider of highly configurable indoor mapping and location platforms to expand our suite of products. Please see “Pending Acquisition – Jibestream Inc.” below for more information.

Acquisition of Locality Systems

On May 21, 2019, we completed through our subsidiary, Inpixon Canada, Inc., our acquisition of Locality pursuant to the terms of a Share Purchase Agreement. Locality is a British Columbia corporation that specializes in wireless device positioning and RF augmentation of video surveillance systems. Locality’s video management system (“VMS”) integration, currently available for a number of VMS vendors, can assist security personnel in identifying potential suspects and tracking their movements cross-camera and from one facility to another. The solution is designed to enhance traditional security video feeds by correlating RF signals with video images. Based on third-party market research, the video surveillance market is forecasted to grow from $36.9 billion in 2018 to $68.3 billion by 2023, at a compound annual growth rate, or CAGR, of 13.1%. In addition, this technology can be used within the casino management market, which is estimated to grow to $12 billion by 2025, at a CAGR of 14.8% and can help retail customers mitigate the harm caused by organized retail crime, which is estimated to cost the retail industry nearly $30 billion per year.

At closing, the owners of all of the issued and outstanding capital stock of Locality sold all of their shares in exchange for consideration of (i) USD $1,500,000 (the “Aggregate Cash Consideration”) (A) minus the amount by which the Estimated Working Capital (as defined in the Share Purchase Agreement) is less than the Working Capital Target (as defined in the Share Purchase Agreement), or (B) plus the amount by which the Estimated Working Capital is greater than the Working Capital Target (as the case may be, the “Estimated Working Capital Adjustment”), and (ii) 650,000 shares of the Company’s common stock.

The Aggregate Cash Consideration, minus or plus (as the case may be) the Estimated Working Capital Adjustment to be applied against the Aggregate Cash Consideration (which will be calculated within 90 days of closing), will be paid in installments as follows: (i) the initial installment representing $250,000 minus or plus (as the case may be) the Estimated Working Capital Adjustment, which was paid at closing; (ii) three additional installments each equal to $250,000, which will be paid every six months following closing; and (iii) one final installment representing $500,000, which will be paid on the second anniversary of closing, in each case minus the cash fees payable to the advisor in connection with the acquisition.

Acquisition of Certain Assets of GTX Corp

On June 27, 2019, we completed its acquisition of certain assets of GTX Corp (“GTX”) pursuant to the terms of an Asset Purchase Agreement. The assets consisted of a portfolio of global positioning system (“GPS”) technologies and intellectual property, including, but not limited to (a) an intellectual property portfolio that includes a registered patent, along with more than 20 pending patent applications or licenses to registered patents or pending applications relating to GPS technologies; (b) a smart school safety network (“SSSN”) solution that consists of a combination of wristbands, gateways and proprietary backend software, which rely on the Bluetooth Low-Energy protocol and a low-power enterprise wireless 2.4Ghz platform, to help school administrators identify the geographic location of students or other people or things (e.g., equipment, vehicles, tools, etc.) in order to, among other things, ensure the safety and security of students while at school; (c) a personnel equipment tracking system and ground personnel safety system, which includes a combination of hardware and software components, for a GPS and RF based personnel, vehicle and asset-tracking solution designed to provide ground situational awareness and near real-time surveillance of personnel and equipment traveling within a designated area for, among other things, government and military applications and (d) a right to 30% of royalty payments that may be received by GTX in connection with its ownership interest in Inventergy LBS, LLC (“Inventergy”) which is the owner of certain patents related to methods and systems for communicating with a tracking device (collectively, the “Assets”).

We acquired the Assets for aggregate consideration consisting of (i) $250,000 in cash delivered at the closing (the “Cash Consideration”) and (ii) 1,000,000 shares of our common stock. In addition, 100,000 of such shares are subject to certain holdback restrictions and forfeiture for the purpose of satisfying indemnification claims.

In accordance with the terms of the Asset Purchase Agreement, we agreed to file a resale registration statement within 30 days of the closing date (the “Registration Filing Deadline”), to register the shares issued to GTX (the “GTX Shares”) for resale. In the event that such registration statement is not filed on or prior to the Registration Filing Deadline, or in the event that thereafter such registration statement is not declared effective by the SEC within 45 days of the closing date, we agreed to loan GTX, at its option, up to $50,000 per month until the earlier of the effectiveness of the registration statement or the date on which such shares may be sold without restriction in accordance with Rule 144 under the Securities Act for up to a maximum of $250,000 in the aggregate, in accordance with the terms of a promissory note attached as an exhibit to the Asset Purchase Agreement. Each promissory note will have a maturity date that is 210 days from the issue date of such note and will accrue interest at a rate of 5% per annum. Pursuant to the terms of the underwriting agreement to be entered into in connection with this offering, the Company has agreed to delay the registration of the GTX Shares until the end of the thirty-day period commencing upon the execution of the underwriting agreement and provided that a registration statement in connection with the GTX Shares is not declared effective by the SEC until after the end of the 60-day period commencing upon the execution of the underwriting agreement.

Pending Acquisition – Jibestream Inc.

On July 9, 2019, we entered into a Share Purchase Agreement (the “Purchase Agreement”), with Inpixon Canada, Inc., as purchaser, Jibestream Inc., a British Columbia corporation (“Jibestream”), each of the persons set forth on Exhibit A of the Purchase Agreement (each, a “Vendor” and collectively, the “Vendors”) and Chris Wiegand, as a Vendor and Vendors’ representative, pursuant to which the Purchaser will acquire all of the issued and outstanding shares of Jibestream (the “Shares”) on the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement (the “Transaction”). As a result of the Transaction, Jibestream will become our indirect, wholly owned subsidiary.

On August 8, 2019, the Purchase Agreement was amended to, among other things, reduce the amount of funds we are required to receive from this offering in order to complete the Transaction from $15 million to an amount of funds sufficient when aggregated with other immediately available funds to pay the Estimated Cash Closing Amount (as defined below), adjust the Price Per Share (as defined below) to be equal to the price per share at which shares of our common stock are sold in this offering and limit the amount of shares of our common stock that we may issue to the Vendors to no more than 19.99% of our outstanding shares of common stock prior to the closing of the Transaction, unless stockholder approval is obtained, if required by the Nasdaq Listing Rules. In addition, we agreed to loan Jibestream, at its option, cash amounts up to a maximum of $250,000 in the aggregate, in accordance with the terms of a promissory note. A note will be issued for each loan and will have a maturity date of December 31, 2019 and will accrue interest at a rate of 5% per annum. It is anticipated that Jibestream will use such funds for its operating expenses prior to closing the Transaction.

Subject to the terms and conditions of the Purchase Agreement, as amended, the Purchaser will purchase the Shares in exchange for consideration consisting of: (i) CAD $5,000,000 (the “Cash Consideration”), plus an amount equal to all cash and cash equivalents held by Jibestream at the closing of the Transaction (the “Closing”), minus, if a negative number, the absolute value of the Estimated Working Capital Adjustment (as defined in the Purchase Agreement), minus any amounts loaned by the Purchaser to Jibestream to settle any Indebtedness (as defined in the Purchase Agreement) or other fees, minus any cash payments to the holders of outstanding options to settle any in-the-money options (the “Option Payout”), minus the deferred revenue costs of $150,000, and minus the costs associated with the audit and review of the financial statements of Jibestream required by the Purchase Agreement (collectively, the “Estimated Cash Closing Amount”); plus (ii) a number of shares of our common stock (the “Inpixon Shares”), equal to CAD $3,000,000, which will be converted to U.S. dollars based on the exchange rate at the time of the closing, divided by the price per share at which shares of our common stock are issued in this offering (the “Price Per Share”). To the extent that the Estimated Cash Closing Amount is a negative number, the number of Inpixon Shares will be reduced by the Estimated Cash Closing Amount, adjusted to U.S. dollars based on the exchange rate, divided by the Price Per Share.

Pursuant to the Purchase Agreement, we agreed to file on or before the thirtieth (30th) day from the closing date of the Transaction an “evergreen” shelf registration statement on Form S-1 or Form S-3 pursuant to Rule 415 under the Securities Act, providing for an offering of the Inpixon Shares issued pursuant to the Purchase Agreement on a continuous basis and will use best efforts to cause such registration statement to become effective no later than the date that is 30 days after the registration statement is filed, and in any event as soon as practicable after such filing.

To the extent that approval by our stockholders for the issuance of the Inpixon Shares is required by applicable Nasdaq listing rules and is not obtained prior to December 31, 2019, the Purchaser will pay the portion of the purchase price representing the Inpixon Shares in cash, and the references to the Holdback Amount (as defined below) set forth in the Purchase Agreement will refer to the corresponding cash amount paid pursuant to the foregoing.

The Purchaser will retain an amount of Inpixon Shares representing fifteen percent (15%) of the value of the Purchase Price (the “Holdback Amount”) to secure the indemnification and other obligations of the Vendors in favor of the Purchaser arising out of or pursuant to Article VIII of the Purchase Agreement and, at the option of the Purchaser, to secure the obligation of the Vendors’ to pay any adjustment to the Purchase Price pursuant to Section 2.5 of the Purchase Agreement. The Holdback Amount is to be governed by the terms and conditions set out in Section 2.6 of the Purchase Agreement, and is to be paid to the Vendors in whole or in part, or retained by the Purchaser in whole or in part, subject to the terms and conditions set out therein.

The closing of the Transaction is conditioned upon the closing of this offering and certain other customary conditions. We can give no assurance that the terms and conditions will be met and that the Transaction will close.

Jibestream provides highly configurable indoor mapping and location technology. Its platform provides customers with a full-featured geospatial platform that integrates business data with high-fidelity indoor maps to create smart indoor spaces. This allows customers to create multi-dimensional and multi-layered indoor maps, which can be added to existing web or mobile applications. Jibestream’s technology integrates with a variety of third-party indoor positioning systems to allow for clear, contextualized indoor wayfinding and directions. We anticipate utilizing Jibestream’s mapping technology with our existing indoor positioning offerings to offer our customers a more comprehensive suite of products going forward.

Jibestream’s products have applications in any indoor space where location and wayfinding is a concern. Jibestream’s existing product solutions have been deployed in hundreds of venues worldwide and within numerous customer segments including government, airports, malls, office buildings, and hospitals.

Preliminary Second Quarter 2019 Operating Results

Our consolidated financial statements for the quarter ended June 30, 2019 are not yet available. The following expectations regarding our results for this quarterly period are solely management estimates based on currently available information. Our independent registered public accounting firm has not reviewed or performed any procedures with respect to this preliminary financial data and, accordingly, does not express an opinion or any other form of assurance with respect to this data.

Our revenues for the three months ended June 30, 2019 is expected to be between $1.3 million and $1.6 million, compared to $0.8 million for the three months ended June 30, 2018, representing an increase of approximately 55% to 91%. For the six months ended June 30, 2019, our revenues is expected to be between $2.6 million and $3.0 million, compared to $1.7 million for the six months ended June 30, 2018, representing an increase of approximately 54% to 78%. The expected increase in revenues is based on new customer acquisition and growth efforts based on our strategy to add new channel partners.

Our gross margin for the three months ended June 30, 2019 is expected to be between 72% and 74%, compared to 69% for the three months ended June 30, 2018. For the six months ended June 30, 2019, gross margin is expected to be between 73% and 75%, compared to 69% for the six months ended June 30, 2018. The expected increase in gross margin is the result of higher margin sales mix.

Our loss from operations for the three months ended June 30, 2019 is expected to be between $4.6 million and $5.3 million, compared to $4.5 million for the three months ended June 30, 2018, representing an increase in loss of approximately 3% to 18%. For the six months ended June 30, 2019, our loss from operations is expected to be between $9.5 million and $10.2 million, compared to $8.3 million for the six months ended June 30, 2018, representing an increase in loss of approximately 15% to 23%. The expected increase in loss from operations is primarily due to higher administrative and acquisition costs.

Recent Note Financings

On December 21, 2018, we issued a promissory note to Iliad Research and Trading, L.P. (“Iliad”) in the initial principal amount of $1,895,000, which is payable on or before the date that is 10 months from the issuance date. The initial principal amount includes an original issue discount of $375,000 and $20,000 that we agreed to pay to Iliad to cover its legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the note, Iliad paid an aggregate purchase price of $1,500,000. Interest on the note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the note. On August 8, 2019, we entered into a standstill agreement with Iliad, pursuant to which Iliad agreed to not redeem all or any portion of the principal amount of the note for a period of 90 days from the date of the agreement. As consideration for such agreement, the outstanding balance of the note was increased by $206,149.23. As of August 8, 2019, the outstanding balance of the note is $2,268,214.18.

On May 3, 2019, we issued a promissory note to Chicago Venture Partners, L.P. (“CVP”), an affiliate of Iliad, in the initial principal amount of $3,770,000, which is payable on or before the date that is 10 months from the issuance date. The initial principal amount includes an original issue discount of $750,000 and $20,000 that we agreed to pay to Iliad to cover its legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the note, CVP paid an aggregate purchase price of $3,000,000. Interest on the note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the note. As of August 8, 2019, the outstanding balance of the note is $3,872,946.95.

On June 27, 2019, we issued a second promissory note to CVP in the initial principal amount of $1,895,000, which is payable on or before the date that is 9 months from the issuance date. The initial principal amount includes an original issue discount of $375,000 and $20,000 that we agreed to pay to CVP to cover its legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the note, CVP paid an aggregate purchase price of $1,500,000. Interest on the note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the note. Pursuant to the terms of the note purchase agreement entered into in connection with the issuance of the note, we agreed to repay all or a portion of the note in connection with an equity or equity-linked financing. We have requested that CVP waive such repayment. As of August 8, 2019, the outstanding balance of the note is $1,917,234.70.

On August 8, 2019, we issued a third promissory note to CVP in the initial principal amount of $1,895,000, which is payable on or before the date that is 9 months from the issuance date. The initial principal amount includes an original issue discount of $375,000 and $20,000 that we agreed to pay to CVP to cover its legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the note, CVP paid an aggregate purchase price of $1,500,000. Interest on the note accrues at a rate of 9% per annum and is payable on the maturity date or otherwise in accordance with the note.

SEC Investigation

In February 2019, we received a subpoena from the SEC’s Division of Enforcement pursuant to a formal SEC order of investigation requiring us to produce documents and other information relating to our public announcement on January 9, 2018 that we intended to incorporate blockchain technology into our future product offerings and a public financing transaction undertaken by us in proximity to that announcement. We have cooperated with the SEC’s investigation and have provided documents and information requested in the subpoena, as modified by agreement with the SEC. Although we believe that we have fully complied with all relevant laws and regulations, there can be no assurance that the SEC will not commence an enforcement action against us or members of our management, or as to the ultimate resolution of any enforcement action that the SEC may decide to bring. Under applicable law, the SEC has the ability to impose significant sanctions on companies and individuals who are found to have violated the provisions of applicable federal securities laws, including cease and desist orders, civil money penalties, and barring individuals from serving as directors or officers of public companies. We have expended significant financial and managerial resources responding to the SEC subpoena. Defending any enforcement action brought by the SEC against us or members of our management would involve further significant expenditures and the resolution of any such enforcement action could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We will cease to be an emerging growth company on December 31, 2019, or, immediately, if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt out” of this provision. Therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

Our principal executive offices are located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, and our telephone number is (408) 702-2167. Our subsidiaries maintain offices in Coquitlam and Vancouver, British Columbia and Hyderabad, India. Our Internet website is www.inpixon.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

The following summary contains basic information about the offering and the securities we are offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities we are offering, please refer to the sections of this prospectus titled “Description of Securities” and “Description of Securities We Are Offering.”

Common stock offered by us	6,497,410 shares.

Series 6 Preferred offered by us

We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase 2,997 shares of Series 6 Preferred. Each share of Series 6 Preferred is convertible into a number of shares of common stock equal to $1,000 divided by the combined public offering price per share and related Series A warrant set forth on the cover page of this prospectus. This prospectus also relates to the offering of the shares of common stock issuable upon conversion of such shares of Series 6 Preferred. See “Description of Securities We are Offering–Series 6 Preferred” for a discussion on the terms of the Series 6 Preferred.

Each share of Series 6 Preferred is convertible at any time at the option of the holder, provided that the holder will be prohibited from converting the Series 6 Preferred for shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Series A warrants offered by us

Series A warrants to purchase up to 17,297,410 shares of our common stock. Each share of our common stock is being sold together with a Series A warrant to purchase one share of our common stock. Each Series A warrant will have an exercise price per share equal to $0.2775, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.

If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the Series A warrants, the holder may exercise the Series A warrants on a cashless basis. On the earlier of the date that is 30 days after the public announcement of the pricing of this offering or the date on which a total of more than 60,000,000 shares of our common stock (subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications) have traded since the public announcement of the pricing of this offering, the Series A warrants may be exercised at the option of the holder on a cashless basis, in whole or in part, for all of the shares that would be received upon cash exercise, if on the date of exercise, the volume weighted average price of our common stock is lower than three times the then applicable exercise price per share.

This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series A warrants.

Leak-out Agreements	Certain institutional investors in this offering have entered into leak-out agreements with us pursuant to which each such investor has agreed to certain limits on sales by it of the shares of common stock purchased in this offering, including the shares of common stock issuable upon the exercise of the Series A warrants and conversion of the Series 6 Preferred, to the extent applicable. See “Description of Securities We Are Offering – Leak-Out Agreements” for additional information.

Common stock outstanding after this offering	19,288,839 shares, assuming no conversion of Series 6 Preferred or exercise of Series A warrants issued in this offering.

Use of proceeds

We currently expect to use the net proceeds from this offering as follows: (a) CAD $5,000,000, which is equal to approximately $3,744,500 based on a Canadian dollar to U.S. dollar exchange rate of 0.7489 as of March 31, 2019, as partial consideration to acquire Jibestream Inc. (See “Prospectus Summary – Pending Acquisition – Jibestream Inc.); and (b) the remainder for general corporate purposes including research and development and sales and marketing.

For additional information, please refer to the section entitled “Use of Proceeds” on page 25 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 12 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to purchase our securities.

Market symbol and trading	Our common stock is listed on The Nasdaq Capital Market under the symbol “INPX.” There is no established trading market for the Series A warrants or Series 6 Preferred and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series A warrants or Series 6 Preferred on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Series A warrants and Series 6 Preferred will be limited.

Unless otherwise stated, all information contained in this prospectus assumes no conversion of the Series 6 Preferred or exercise of the Series A warrants issued in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 12,791,429 shares of our common stock outstanding as of June 30, 2019 and excludes, as of that date, the following:

●	200 shares of common stock issuable upon the exercise of outstanding stock options under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $28,119.54 per share;

●	4,912,423 shares of common stock issuable upon the exercise of outstanding stock options under our 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $1.69 per share;

●	39 shares of common stock issuable upon the exercise of outstanding stock options not under our 2011 or 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $43,392.86 per share;

●	158,224 shares of common stock available for future issuance under our 2011 Employee Stock Incentive Plan, plus any additional shares of our common stock that may become available under our 2011 Employee Stock Incentive Plan;

●	1,403,953 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan, plus any additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	3,978,539 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $15.18 per share;

●	202 shares of common stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $4.96 per share;

●	1,100 shares of common stock reserved for issuance to investor relations firms; and

●	37,838 shares of common stock issuable upon conversion of 126 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $3.33 per share.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” section of our SEC filings including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are incorporated by reference into this prospectus. These risk factors relate to our business, intellectual property, regulatory matters, and the ownership of our common stock. In addition, the following risk factors present material risks and uncertainties associated with this offering. The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our securities could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Operations

We recently completed our acquisition of Locality and certain assets of GTX, which may make it difficult for potential investors to evaluate our future business. Furthermore, due to the risks and uncertainties related to the acquisition of new businesses, any such acquisition does not guarantee that we will be able to attain profitability.

On May 21, 2019 and June 27, 2019, we acquired Locality and certain assets of GTX, respectively. Our limited operating history after these acquisitions may make it difficult for potential investors to evaluate our business or prospective operations or the merits of an investment in our securities. We are subject to the risks inherent in the financing, expenditures, complications and delays characteristic of a newly combined business. In addition, while GTX and the former affiliates of Locality have indemnified the Company from any undisclosed liabilities, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of these acquired entities may not renew their relationships for which there is no indemnification. Accordingly, our business and success faces risks from uncertainties inherent to developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to successfully integrate the operations of entities or assets that we have acquired or may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of these acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and/or results of operations.

We continue to integrate the operations of Locality and the assets acquired from GTX and this process involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to continue to ensure that the Company maintains effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial and/or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; and/or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the acquisitions and the recent reorganization, which could have a material adverse effect on our business, financial condition and/or results of operations.

Even if we are able to successfully operate the acquired businesses, we may not be able to realize the revenue and other synergies and growth that we anticipated from these acquisitions in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies current and future products as expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of the acquisitions and the reorganization.

We have a significant amount of debt outstanding. Such indebtedness, along with the other contractual commitments of our company, could adversely affect our business, financial condition and results of operations.

As of August 8, 2019, we have an aggregate outstanding balance of $9,953,395.83 underlying the promissory notes issued to Iliad and CVP. The ability to meet payment and other obligations under these notes depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control as described in this prospectus. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure debt, exchange debt for other securities, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet debt payment and other obligations, which could have a material adverse effect on our financial condition.

In addition, we may incur additional indebtedness in the future. If new debt or other liabilities are added to our current consolidated debt levels, the related risks that we now face could intensify.

Risks Related to the Sysorex Spin-off

The spin-off of Sysorex, Inc. could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position and results of operations.

On August 31, 2018, we completed the spin-off (the “Spin-off”) of our value added reseller business from our indoor positioning analytics business by way of a distribution of all the shares of common stock of our wholly owned subsidiary, Sysorex, Inc. (“Sysorex”), to our stockholders of record and certain warrant holders. Disputes with third parties could arise out of the Spin-off, and we could experience unfavorable reactions to the Spin-off from employees, investors, or other interested parties. These disputes and reactions of third parties could have a material adverse effect on our business, financial position, and results of operations. In addition, following the Spin-off, disputes between Sysorex and us could arise in connection with any of the Spin-off related agreements.

We may not achieve some or all of the expected benefits of the Spin-off, and the Spin-off may adversely affect our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the Spin-off, or such benefits may be delayed or not occur at all. The Spin-off is expected to provide the following benefits, among others:

●	allow us to more effectively pursue our own distinct operating priorities and strategies, and enable our management to pursue opportunities for long-term growth and profitability, and to recruit, retain and motivate employees pursuant to compensation policies which are appropriate for our lines of business;

●	permit us to concentrate our financial resources solely on our own operations, providing greater flexibility to invest capital in our business in a time and manner appropriate for our distinct strategy and business needs; and

●	enable investors to evaluate the merits, performance and future prospects of our businesses and to invest in us separately based on these distinct characteristics.

We may not achieve these or other anticipated benefits for a variety of reasons, including, among others: (a) the Spin-off has required significant amounts of management’s time and effort, which could otherwise have been spent operating and growing our business; (b) following the Spin-off, our common stock price may be more susceptible to market fluctuations and other events particular to one or more of our products than if Sysorex were still a part of our company; and (c) following the Spin-off, our operational and financial profiles have changed such that our diversification of revenue sources has diminished, and our results of operations, cash flows, working capital, and financing requirements may be subject to increased volatility than prior to the Spin-off. Additionally, we may experience unanticipated competitive developments, including changes in the conditions of our markets that could negate the expected benefits from the Spin-off. In addition, we have incurred one-time costs in connection with the Spin-off that may negate some of the benefits we expect to achieve. If we do not realize some or all of the benefits expected to result from the Spin-off, or if such benefits are delayed, our business, financial condition, and results of operations and cash flows could be adversely affected.

Either we or Sysorex may fail to perform our obligations under the Separation and Distribution Agreement.

In connection with the Spin-off, we entered into a Separation and Distribution Agreement with Sysorex (as amended, the “Separation Agreement”), a transition services agreement, a tax matters agreement, an employee matters agreement and an assignment and assumption agreement. If we or Sysorex fail to comply with these agreements, including our respective indemnification obligations, our financial condition and results of operations could be adversely affected.

Pursuant to the terms of the Separation Agreement, we agreed to indemnify Sysorex for certain liabilities and the cost of such indemnification obligations may have a material and adverse effect on our financial performance.

Pursuant to the terms of the Separation Agreement, Sysorex agreed to indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to hold us harmless from such liabilities, or that Sysorex’s ability to satisfy its indemnification obligation will not be impaired in the future.

In addition, third parties could also seek to hold us responsible for liabilities that Sysorex has agreed to assume, and there can be no assurance that the indemnity from Sysorex will be sufficient to protect us against the full amount of such liabilities, or that Sysorex will be able to fully satisfy its indemnification obligations. In addition, insurers may attempt to deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the Spin-off.

If the Spin-off, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, our company, our stockholders and Sysorex, could be subject to significant tax liabilities, and, in certain circumstances, Sysorex could be required to indemnify us for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

We believe that the Spin-off qualified as a transaction that is generally tax-free to our stockholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. We believe that a corporate level gain is likely to be triggered as a result of both pre and post-spin financings and potentially as a result of certain internal restructurings completed in anticipation of the Spin-off, but this gain should be largely or entirely offset by existing net operating losses. There are no assurances, however, that the IRS will not challenge such conclusion or that a court would sustain such a challenge.

If the Spin-off, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, our company and our stockholders could be subject to significant tax liabilities, and, in certain circumstances, Sysorex could be required to indemnify us for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

If the Spin-off, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, we would recognize taxable gain as if we had sold the Sysorex common stock in a taxable sale for its fair market value, and our stockholders who receive Sysorex shares in the Spin-off would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

A court could deem the Spin-off to be a fraudulent conveyance and void the transaction or impose substantial liabilities upon us.

If a third party challenged the Spin-off, a court could determine that the Spin-off or certain internal restructuring transactions undertaken in connection with the Spin-off constituted a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the Spin-off or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could also require our stockholders to return to us some or all of the shares of Sysorex common stock issued in the Spin-off or require us to fund liabilities of Sysorex for the benefit of creditors.

We have entered into a loan arrangement with Sysorex and there can be no guarantee Sysorex will be able to repay any amounts borrowed.

We have entered into a Note Purchase Agreement with Sysorex under which Sysorex may borrow from us a principal amount up to $10.0 million (the “Note Purchase Agreement”). There can be no assurance that Sysorex will be able to repay the amounts borrowed or that the collateral Sysorex provided pursuant to the Note Purchase Agreement would be sufficient to cover any borrowed amounts in the event of a default. If Sysorex were to default, it could have an adverse material impact on our financial condition and cash flows.

Borrowings under the Note Purchase Agreement have been the primary source of operating capital for Sysorex since the Spin-off. If Sysorex is unable to fund its working capital requirements from its operations or third party sources, Sysorex may be required to curtail or cease operations and would be unable to repay amounts owed under the Note Purchase Agreement. In the event that Sysorex is unable to continue its operations, we may lose some or all of our investment, which would have a material adverse effect on our financial condition.

Sysorex has not generated sufficient cash flow to fund its working capital requirements and has relied primarily on increased borrowings under the Note Purchase Agreement to fund its operations since the Spin-off. As a result, the amount Sysorex is entitled to borrow under the Note Purchase Agreement has increased from $3.0 million to $10.0 million. If Sysorex is unable to fund its working capital requirements from its operations or third party sources, Sysorex may be required to curtail or cease operations and would be unable to repay amounts owed under the Note Purchase Agreement. In the event that Sysorex is unable to continue its operations, we may lose some or all of our investment, which would have a material adverse effect on our financial condition.

Our Chief Executive Officer and director, Nadir Ali, is also a director and Chairman of the Board of Sysorex. In addition, certain of our directors and executive officers own shares of Sysorex common stock. These interrelationships may create, or appear to create, conflicts of interest.

Mr. Ali, our chief executive officer and director, is also the chairman of the board and a director of Sysorex. Mr. Ali’s dual roles may create conflicts of interest between Mr. Ali’s obligations to our company and its shareholders and his obligations to Sysorex and its shareholders. For example, Mr. Ali may be in a position to influence whether Sysorex complies with its obligations under the Note Purchase Agreement, and whether we lend additional amounts to Sysorex, waive defaults or accelerate such indebtedness or take other steps as a secured creditor in a manner that may be viewed as contrary to the best interests of either our company might or Sysorex and their respective stockholders. In addition, Mr. Ali is required from time to time to spend a portion of his work time attending to the business and affairs of Sysorex. During such periods, he may be unable to devote sufficient time to our business.

Certain of our executive officers and directors own shares of Sysorex common stock. The continued ownership of such common stock creates or may create the appearance of a conflict of interest when these persons are faced with decisions that could have different implications for us and for Sysorex.

Risks Related to Recent Acquisitions

The risks arising with respect to the historic business and operations of GTX and Locality may be different from what we anticipate, which could significantly increase the costs and decrease the benefits of these acquisitions and materially and adversely affect our business, liquidity, capital resources or results of operations.

The risks arising with respect to the historic business and operations of GTX and Locality may be different from what we anticipate, which could significantly increase the costs and materially and adversely affect our business, liquidity, capital resources or results of operations.

In connection with the acquisition of Locality, we agreed to guaranty the full and punctual payment by our subsidiary, Inpixon Canada, Inc., of any unpaid portion of the aggregate cash consideration for the acquisition and, therefore, we may be contractually obligated to pay substantial amounts to third parties based on the inactions of our subsidiary.

In connection with the acquisition of Locality, we entered into a guaranty agreement, pursuant to which we provided the owners of Locality with a full recourse guaranty for the full and punctual payment of any unpaid portion of the aggregate cash consideration, which is equal to $1.5 million, subject to adjustment. Accordingly, if our subsidiary, Inpixon Canada, Inc., fails to pay any portion of the cash consideration, we will be contractually obligated to pay any unpaid portion to the owners, which would result in a reduction of the amount of our cash available for other purposes, which would adversely affect our business and financial condition.

Risks Relating to the Proposed Jibestream Acquisition and Jibestream’s Business and Industry

We may not close on the proposed acquisition of Jibestream.

As part of the Jibestream acquisition, we will purchase all outstanding securities of Jibestream in exchange for consideration consisting of: (i) CAD $5,000,000 (the “Cash Consideration”) (as adjusted pursuant to the Purchase Agreement)), which is equal to approximately $3,744,500 based on a Canadian dollar to U.S. dollar exchange rate of 0.7489 as of March 31, 2019 (the “Exchange Rate”); plus (ii) a number of shares of our common stock (the “Inpixon Shares”), equal to CAD $3,000,000, which is equal to $2,246,700 based on the Exchange Rate, divided by the price per share at which shares of our common stock are issued in this offering. A portion of the funds raised in this offering will be used to pay the Cash Consideration. For more information, please see “Use of Proceeds”. The closing of the Transaction is conditioned upon the closing of this offering and certain other customary conditions. We can give no assurance that the terms and conditions will be met and that the Transaction will close. In the event we, for any reason, do not acquire Jibestream, we will use the net proceeds raised in this offering for working capital and general corporate purposes and/or to make what we believe are synergistic and/or complementary acquisitions.

If we fail to obtain stockholder approval for the issuance of the Inpixon Shares in connection with the Jibestream acquisition, if required by the Nasdaq Listing Rules, we may have to pay the value of the Inpixon Shares in cash.

Nasdaq Listing Rule 5635(a) requires stockholder approval when, in connection with an acquisition of stock or assets of another company, we issue a number of shares of our common stock that equals or exceeds 20% of the total number of shares of our common stock or voting power outstanding before the transaction. We may be required to issue more than 20% of the total number of shares of our common stock outstanding before the acquisition.

If stockholder approval is required and is not obtained prior to December 31, 2019, then we will be required to pay the portion of the purchase price representing the Inpixon Shares in cash unless otherwise agreed to by the parties. We may utilize remaining net proceeds from this offering to make such payment or, if such funds are not available, we will need to seek alternative sources of financing. We may not be able to obtain alternative sources of financing sufficient to pay for such remaining portion on terms acceptable to us, if at all. If we are required to pay the value of the Inpixon Shares in cash and are unable to obtain financing, then we may be in breach of the Purchase Agreement and can face claims for such breach, which could have a material adverse effect on our business, financial condition and/or results of operations.

Because Jibestream derives substantially all of its revenues and cash flows from sales of a limited range of products, failure of these products to satisfy customer demands or to achieve increased market acceptance would adversely affect our proposed business, results of operations, financial condition and growth prospects.

Jibestream derives and expects to continue to derive a substantial portion of its revenues and cash flows from sales of its products. As such, the market acceptance of its products is critical to our continued success. Demand for Jibestream’s products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the mobile device management market. We expect the proliferation of mobile devices to lead to an increase in the data security demands of our customers, and Jibestream’s products may not be able to scale and perform to meet those demands. If Jibestream is unable to continue to meet customer demands or to achieve more widespread market acceptance of its products, our business operations, financial results and growth prospects will be materially and adversely affected.

Jibestream financial statements have been prepared assuming that such company will continue as a going concern.

The audited financial statements of Jibestream for the fiscal years ended December 31, 2018 and 2017 have been prepared assuming such company will continue as a going concern. As discussed in Note 3 of those financial statements, the continuation of such company as a going concern is dependent upon management’s plans, which include the ability to successfully renegotiate the terms of its existing debt, obtain sufficient financing going forward and to generate sufficient cash flows from operations and otherwise meet its obligations as they come due. Its independent registered public accounting firm has included an explanatory paragraph indicating the existence of material uncertainty as to its ability to continue as a going concern. The Company believes that following this offering and the acquisition, the uncertainty surrounding its ability to continue as a going concern will be alleviated based upon the satisfaction of existing liabilities coupled with the existing and projected sales orders and cash flows, resulting in minimal, if any, negative impact on the ongoing business operations of the Company following the acquisition. However, there can be no assurance that Jibestream will be successful in its efforts and it may require additional unanticipated funding from the Company, which may have an adverse effect on the Company and its operations.

If Jibestream is unable to sell additional products and services to its customers and increase its overall customer base, our future revenue and operating results may suffer.

The future success of Jibestream depends, in part, on its ability to expand the deployment of its platform with existing customers and finding new customers to sell its products and services to. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which Jibestream’s customers purchase additional products and services, and Jibestream’s ability to attract new customers, depends on a number of factors, including the perceived need for indoor mapping products and services, as well as general economic conditions. If Jibestream’s efforts to sell additional products and services are not successful, our business may suffer.

Jibestream also depends on its installed customer base for future licensing and support revenues. If customers choose not to continue renewing their licensing and support or seek to renegotiate the terms of licensing and support agreements prior to renewing such agreements, our revenue may decline.

Jibestream’s current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future.

Developing products and related enhancements in our field is expensive. Jibestream’s investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. Jibestream may not achieve the cost savings or the anticipated performance improvements expected, and Jibestream may take longer to generate revenue from products or feature enhancements in development, or generate less revenue than expected.

Jibestream’s future plans include meaningful investments in research and development and related product opportunities. Jibestream and our management believe that Jibestream must continue to dedicate a meaningful amount of resources to research and development efforts to maintain a competitive position. However, Jibestream may not receive increased revenue from these investments in the near future, or these investments may not yield the expected benefits, either of which could adversely affect our business and operating results.

If Jibestream’s products do not effectively interoperate with its customers’ IT infrastructure, installations could be delayed or cancelled, which would harm the business of Jibestream, and our financial condition, operating results and growth prospects.

Jibestream’s products must effectively interoperate with its customers’ existing or future IT infrastructure and indoor positioning systems, which often have different specifications, utilize multiple protocol standards, deploy products from multiple vendors, and contain multiple generations of products that have been added over time. As a result, when problems occur in a company’s infrastructure, it may be difficult to identify the sources of these problems. If Jibestream finds errors in the existing software or defects in the hardware used in its customers’ infrastructure, Jibestream may have to modify its software so that its products will interoperate with the infrastructure of its customers. In such cases, Jibestream’s products may be unable to provide significant performance improvements for applications deployed in the infrastructure of its customers. These issues could cause longer installation times for Jibestream’s products and could cause order cancellations, either of which would adversely affect our business, results of operations and financial condition. In addition, other customers may require products to comply with certain security or other certifications and standards. If Jibestream’s products are late in achieving or fail to achieve compliance with these certifications and standards, or competitors sooner achieve compliance with these certifications and standards, Jibestream may be unable to sell its products to such customers, or may otherwise be at a competitive disadvantage, either of which would harm our business, results of operations, and financial condition.

Failure to protect Jibestream’s intellectual property rights could adversely affect our financial condition, operating results and growth prospects.

The success of both our company and Jibestream depends, in part, on our ability to protect proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States so that we can prevent others from using our inventions and proprietary information. If we or Jibestream fail to protect intellectual property rights adequately, competitors might gain access to our technology, and our business might be adversely affected. However, defending our intellectual property rights might entail significant expenses. Any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are complex and often uncertain.

We may not be able to integrate Jibestream into our ongoing business operations, which may result in our inability to fully realize the intended benefits of the Jibestream acquisition, or may disrupt our current operations, which could have a material adverse effect on the our business, financial position and/or results of operations.

If we successfully consummate the acquisition of Jibestream, we plan to integrate the operations of Jibestream into our business, and this process involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential loss of key personnel who choose not to remain with Jibestream or Inpixon;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating Jibestream’s information technology platforms, including implementing systems designed to continue to ensure that the Company maintains effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial and/or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; and/or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the Jibestream acquisition, which could have a material adverse effect on our business, financial condition and/or results of operations.

Even if we are able to successfully integrate Jibestream into our business operations, we may not be able to realize the revenue and other synergies and growth that we anticipate from the acquisition as expected.

Even if we are able to successfully integrate Jibestream into within Inpixon, we may not be able to realize the revenue and other synergies and growth that we anticipate from the acquisition in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for Jibestream’s current and future products as expected;

●	the possibility that we may not be able to expand the reach and customer base for our products as expected;

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable; and

●	the fact that the acquisition will substantially expand our indoor mapping business, and we may not experience anticipated growth in that market.

As a result of these risks, the Jibestream acquisition and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of the acquisition.

A significant portion of the purchase price for our acquisition of Jibestream is expected to be allocated to goodwill and intangible assets that are subject to periodic impairment evaluations. An impairment loss could have a material adverse impact on our financial condition and results of operations.

On a pro forma basis, we anticipate acquiring approximately $8.3 million of goodwill and intangible assets relating to our acquisition of Jibestream if this acquisition is consummated. As required by current accounting standards, we review intangible assets for impairment either annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The risk of impairment to goodwill is higher during the early years following an acquisition. This is because the fair values of these assets align very closely with what we paid to acquire the reporting units to which these assets are assigned. As a result, the difference between the carrying value of the reporting unit and its fair value (typically referred to as “headroom”) is smaller at the time of acquisition. Until this headroom grows over time, due to business growth or lower carrying value of the reporting unit, a relatively small decrease in reporting unit fair value can trigger impairment charges. When impairment charges are triggered, they tend to be material due to the size of the assets involved. Our business would be adversely affected, and impairment of goodwill could be triggered, if any of the following were to occur: higher attrition rates than planned as a result of the competitive environment or our inability to provide products and services that are competitive in the marketplace, lower-than-planned adoption rates by Jibestream customers, higher-than-expected expense levels to provide services to clients, and changes in our business model that may impact one or more of these variables.

We will incur substantial costs in connection with the Jibestream acquisition.

We and Jibestream expect to incur a number of non-recurring transaction fees and other costs associated with completing the Jibestream acquisition and combining the operations of the two companies, including legal and accounting fees and potential liabilities. These fees and costs will be substantial and many of them will be incurred regardless of whether the acquisition is consummated. Additional unanticipated costs may also be incurred in the integration of the businesses of Inpixon and Jibestream. If the total costs and indebtedness incurred in completing the Jibestream acquisition exceed estimates, the financial results of the combined company may be materially adversely affected, which may adversely affect the value of our common stock following the closing of the offering.

Consummation of the Jibestream acquisition may expose us to additional liabilities, and insurance and indemnification coverage may not fully protect us from these liabilities.

If the Jibestream acquisition is consummated, we may be exposed to unknown or contingent liabilities associated with Jibestream, and if these liabilities exceed our estimates, our results of operations and financial condition may be materially and negatively affected. As a part of the Jibestream acquisition, the Jibestream parties have agreed to indemnify us for any breaches of representations, warranties or covenants in the related Purchase Agreement, within the eighteen-month period following the closing of the acquisition. Indemnification of Inpixon is generally limited to shares of common stock of Inpixon representing 15% of the Purchase Price. Inpixon, through Inpixon Canada, Inc., will retain such shares to secure the indemnification and other obligations of the Jibestream parties and to secure the obligation of the Jibestream parties to pay any adjustment to the Purchase Price. Notwithstanding the foregoing, if indemnification claims exceed the value of such retained shares, indemnification of Inpixon by the Jibestream parties is subject to certain caps and floors, and Inpixon may be required to absorb losses relating to the Jibestream acquisition. While we reserve amounts to pay for any losses in connection with acquisitions in accordance with GAAP, those reserves may not be adequate over time to cover actual losses, and if any such losses exceed the reserved amount, we would recognize losses to the extent of such excess, which would adversely affect our net income and stockholders’ equity and, depending on the extent of such excess losses, could adversely affect our business.

The risks arising with respect to the historic business and operations of Jibestream may be different than we anticipate, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.

Although we performed significant financial, legal, technological and business due diligence with respect to Jibestream, we may not have appreciated, understood or fully anticipated the extent of the risks associated with the acquisition. As mentioned above, we have secured indemnification for certain matters from the former equity holders of Jibestream in order to mitigate the consequences of breaches of representations, warranties and covenants under the Purchase Agreement and the risks associated with historic operations, including those with respect to compliance with laws, accuracy of financial statements, financial reporting controls and procedures, tax matters and undisclosed liabilities, and certain matters known to us. We believe that the indemnification provisions of the Purchase Agreement, together with the Holdback Amount and insurance policies that Jibestream and we have in place will limit the economic consequences of the issues we have identified in our due diligence to acceptable levels. Notwithstanding our exercise of due diligence and risk mitigation strategies, the risks of the acquisition and the costs associated with these risks may be greater than we anticipate. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.

Risks Related to Privacy and Cybersecurity Matters

New and amended laws and regulations regarding data privacy, cybersecurity and related regulatory activity may adversely affect our business.

New and amended laws and regulations regarding data privacy, cybersecurity and related regulatory activity may:

●	adversely impact the ability of customers to use our products and services in a legally compliant manner in their respective jurisdictions;

●	substantially narrow the permissible uses of our products and/or services, and thereby impair our ability to expand our business in the United States and multiple other jurisdictions;

●	prevent us from acquiring necessary rights in data collected by us and/or our customers using our API and related technology for the purpose of developing data-driven products and/or services in our current roadmap, and/or otherwise monetizing such data;

Regulatory investigations, enforcement actions and/or private party claims threatened, or commenced, against us or our customers may materially and adversely affect our business.

If we become subject to any regulatory investigations or private party claims, we may incur significant expenses in connection therewith, our defense to such investigations and actions may not be successful and may materially affect our business. Such matters may also affect users of our products and services which could expose us to liability or make customers and potential customers less likely to use our products and services.

Evolving US and global regulation and changes in applicable laws relating to data privacy and cybersecurity may increase our expenditures related to compliance efforts or otherwise limit the solutions we can offer, which may harm our business and adversely affect our financial condition.

As the digital economy continues to evolve, there are new and amended laws and increased regulation regarding data privacy by federal, state and foreign jurisdictions. We are particularly sensitive to these risks because data is a critical component of our roadmap for offering “software as a service”, or SaaS applications, expanding our market to the commercial sector, and developing data-driven products. Any law or regulation restricting the collection or processing of data could result in a decline in the use of our products and/or services, and harm our business.

The U.S. and numerous state governments (including California, with the California Consumer Privacy Act of 2018, or “CCPA”) have adopted or proposed limitations on the collection, distribution and use of personal information. Several foreign jurisdictions, including the European Union and the United Kingdom, have adopted legislation (including directives or regulations) that increase or change the requirements governing data collection and storage in these jurisdictions. Proposed or new legislation and regulations could also significantly affect our business. There currently are a number of proposals pending before federal, state, and foreign legislative and regulatory bodies. The European Union General Data Protection Regulation (“GDPR”), which became effective in May 2018, imposes substantial obligations on entities that receive or process personal data of individuals located in the European Economic Area (“EEA”). We strive not to collect personal data from EEA individuals, but we may not always be successful at avoiding such collection and/or at anonymizing such data if and when it’s collected. Our future products and/or services may collect personal data as defined under GDPR, the CCPA or other applicable data protection laws, and we will be required to expend time, effort and money to ensure that our products and/or services comply with such laws, and our efforts may not be successful. For example, we may be required to obtain consent and/or offer new controls to existing and new users in the EEA or California before processing data. The GDPR includes significant penalties for non-compliance, as does the CCPA which also permits private causes of actions by California consumers. We also operate in several other jurisdictions including Canada and India, with stringent and evolving data protection laws.

Violations of these laws, or allegations of such violations, could subject us to litigation, regulatory investigations, cash and non-cash penalties for noncompliance, disrupt our operations, involve significant management distraction and result in a material adverse effect on our business, financial condition and results of operations. Moreover, if future laws and regulations limit our customers’ ability to use our products and/or services, use and share the data they collect, or our ability to continue providing all or part of our products and/or services, or store, process and share data with our customers, demand for our solutions could decrease, our costs could increase, and our results of operations and financial condition could be harmed.

The provision of SaaS business services may expose us to enhanced risks from breaches of our cloud environment or information technology systems, which could damage our reputation, vendor, and customer relationships, and our customers’ access to our services.

The provision of SaaS business services may expose us to enhanced risk of cyber-attacks and their associated costs, expenses and reputational harm. Our SaaS service will include storage of customer collected data in a cloud environment that we select. We face a number of threats to our cloud environment and our own networks in the form of unauthorized access, security breaches and other system disruptions. It is critical to our business strategy that our cloud environment and internal infrastructure remains secure and is perceived by customers and partners to be secure. We have implemented reasonable security measures in compliance with applicable laws, regulatory requirements and industry best practices. Despite our security measures, our cloud environment or information technology systems may be vulnerable to attacks by hackers, internal employee error, or other disruptive problems. Any such security breach may compromise information used or stored on our cloud or our networks and may result in significant data losses or theft of our, our customers’, or our business partners’ valuable data including personal data. A cybersecurity breach could negatively affect our reputation by adversely affecting the market’s perception of the security or reliability of our products or services. In addition, a cyber-attack could result in other negative consequences, including remediation costs, disruption of internal operations, increased cybersecurity protection costs, lost revenues or litigation, which could have a material adverse effect on our business, results of operations and financial condition.

We intend to rely on third party cloud service providers to operate certain aspects of our SaaS service offerings and any disruption of or interference with our use of these services could negatively impact our operations and materially and adversely affect our business.

We rely on third party cloud service providers to operate certain aspects of our SaaS service offerings. Any disruption of or interference with our use of these services could negatively impact our operations and materially and adversely affect our business.

Risks Related to this Offering

Future sales of our common stock or other securities, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock or other securities, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For example, in June 2018, the SEC declared effective a shelf registration statement filed by us. This shelf registration statement allows us to issue any combination of our common stock, preferred stock, warrants, units, debt securities and subscription rights from time to time until expiry in June 2021 for an aggregate initial offering price of up to $300 million, subject to certain limitations for so long as our public float is less than $75 million. The specific terms of future offerings, if any, under this shelf registration statement would be established at the time of such offering. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under this shelf registration statement may cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this shelf registration statement, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

In addition, in connection with the acquisition of certain assets of GTX and the proposed acquisition of Jibestream, we agreed to file a registration statement with the SEC registering the resale of shares of our common stock issued to GTX and issuable to stockholders of Jibestream. Pursuant to the terms of the underwriting agreement to be entered into in connection with this offering, we agreed to delay such filing until after the end of the thirty-day period commencing upon execution of the underwriting agreement and to not have such filings declared effective by the SEC until after the end of the 60-day period commencing upon execution of the underwriting agreement. However, the eventual filing of such registration statement and the existence of these registration rights may result in the perception of or actual sales of substantial amounts of shares of our common stock in the public market following this offering, which could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

We had outstanding 14,195,201 shares of common stock as of July 16, 2019, of which 1,850,793 shares of common stock are restricted securities that may be sold only in accordance with the resale restrictions under Rule 144 of the Securities Act. In addition, as of July 16, 2019, there were 202 shares issuable upon conversion of 1 share of Series 4 Convertible Preferred Stock, 37,838 shares of common stock issuable upon conversion of 126 shares of Series 5 Convertible Preferred Stock, 3,978,539 shares subject to outstanding warrants, 4,912,623 shares subject to outstanding options under the Company’s equity incentive plans, 39 shares subject to options not under such plans, 1,100 shares of common stock reserved for issuance to investor relations firms, an additional 158,224 shares reserved for future issuance under the Company’s Amended and Restated 2011 Employee Stock Incentive Plan and up to an additional 2,403,953 shares of common stock which may be issued under the Company’s 2018 Employee Stock Incentive Plan that will become, or have already become, eligible for sale in the public market to the extent permitted by any applicable vesting requirements, lock-up agreements, if any, Rule 144 under the Securities Act or in connection with their registration under the Securities Act. The issuance or sale of such shares could depress the market price of our common stock.

In the future, we also may issue our securities if we need to raise additional capital. The number of new shares of our common stock issued in connection with raising additional capital could constitute a material portion of the then-outstanding shares of our common stock.

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

Our articles of incorporation allows us to issue up to 250,000,000 shares of our common stock, par value $0.001 per share, and to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of preferred stock, par value $0.001 per share. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders.

In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred stock, hybrid securities, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Nasdaq has advised us that our common stock may be delisted from The Nasdaq Capital Market due to public policy concerns even if we are technically able to meet Nasdaq’s continued listing requirements.

Between November 2015 and May 2018, we received four deficiency letters from Nasdaq indicating that we did not comply with certain Nasdaq continued listing requirements. Such deficiencies were later cured. However, on May 30, 2019, we received another deficiency letter from Nasdaq indicating that, based on our closing bid price for the last 30 consecutive business days, we do not comply with the minimum bid price requirement of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days without effecting a reverse split. No assurance can be given that we will be able to satisfy this requirement.

In addition to the failure to comply with Nasdaq Listing Rule 5550(a)(2), the Nasdaq Staff has advised us that our history of non-compliance with Nasdaq’s minimum bid price requirement, the corresponding history of reverse stock splits, the dilutive effect of this offering and an inability to cure the bid price deficiency organically without effecting a reverse stock split prior to November 26, 2019 would raise public interest concerns under Nasdaq Listing Rule 5101 and could result in the Nasdaq Staff issuing a delisting determination with respect to our common stock (subject to any appeal we might file). Nasdaq rules provide that Nasdaq may suspend or delist particular securities based on any event, condition or circumstance that exists or occurs that makes continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of the Nasdaq Staff, even though the securities meet all enumerated criteria for continued listing on Nasdaq. In that regard, the Nasdaq Staff has discretion to determine that our failure to comply with the minimum bid price rule or any subsequent price-based market value requirement or the dilutive effect of this offering, constitutes a public interest concern and while we will have an opportunity to appeal, we cannot assure you that Nasdaq will not exercise such discretionary authority or that we will be successful if such discretion is exercised and we appeal.

If our common stock is delisted, market liquidity for our common stock could be severely affected and our stockholders’ ability to sell their shares of our common stock could be limited. A delisting of our common stock from Nasdaq would negatively affect the value of our common stock. A delisting of our common stock could also adversely affect our ability to obtain financing for our operations and could result in the loss of confidence in our company.

If our common stock is delisted from The Nasdaq Capital Market, U.S. holders of the Series A warrants may not be able to exercise their Series A warrants without compliance with applicable state securities laws and the value of your Series A warrants may be significantly reduced.

If our common stock is delisted from The Nasdaq Capital Market, the exercise of the Series A warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder of the Series A warrants, a U.S. holder may not be able to exercise its Series A warrants unless we comply with any state securities law requirements necessary to permit such exercise or an exemption applies. Although we plan to use our reasonable efforts to assure that U.S. holders will be able to exercise their Series A warrants under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, your ability to exercise your Series A warrants may be limited. The value of the Series A warrants may be significantly reduced if U.S. holders are not able to exercise their Series A warrants under applicable state securities laws.

If our common stock becomes subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on The Nasdaq Capital Market, and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

An investment in the common stock, Series 6 Preferred and related Series A warrants offered in this offering is extremely speculative and there can be no assurance of any return on any such investment.

An investment in the common stock, Series 6 Preferred and related Series A warrants offered in this offering is extremely speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

We are the subject of an investigation by the SEC Division of Enforcement, which has required us to expend significant financial and managerial resources. The resolution of that investigation may have a material adverse effect on our business, financial condition, results of operations and cash flows.

In February 2019, we received a subpoena from the SEC’s Division of Enforcement pursuant to a formal SEC order of investigation requiring us to produce documents and other information relating to our public announcement on January 9, 2018 that we intended to incorporate blockchain technology into our future product offerings and a public financing transaction undertaken by us in proximity to that announcement. We have cooperated with the SEC’s investigation and have provided documents and information requested in the subpoena, as modified by agreement with the SEC. Although we believe that we have fully complied with all relevant laws and regulations, there can be no assurance that the SEC will not commence an enforcement action against us or members of our management, or as to the ultimate resolution of any enforcement action that the SEC may decide to bring. Under applicable law, the SEC has the ability to impose significant sanctions on companies and individuals who are found to have violated the provisions of applicable federal securities laws, including cease and desist orders, civil money penalties, and barring individuals from serving as directors or officers of public companies. We have expended significant financial and managerial resources responding to the SEC subpoena. Defending any enforcement action brought by the SEC against us or members of our management would involve further significant expenditures and the resolution of any such enforcement action could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We presently do not intend to pay cash dividends on our common stock.

We have never paid cash dividends in the past, and we currently anticipate that no cash dividends will be paid on the common stock in the foreseeable future.

We may be or may become the target of securities litigation, which is costly and time-consuming to defend.

In the past, following periods of market volatility in the price of a company’s securities or the reporting of unfavorable news, security holders have often instituted class action litigation. If the market value of our securities experience adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur. For example, we have a currently effective registration statement that permits us to sell shares of our common stock from time to time at prevailing market prices, which could result in dilution to investors in this offering.

Holders of our Series A warrants will have no rights as a common stockholder until such holders exercise their Series A warrants and acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Series A warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your Series A warrants. Upon exercise of your Series A warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

There is no public market for the Series A warrants to purchase shares of our common stock or shares of Series 6 Preferred being offered in this offering.

There is no established public trading market for the Series A warrants or shares of Series 6 Preferred being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series A warrants or Series 6 Preferred on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active trading market, the liquidity of the Series A warrants and Series 6 Preferred will be limited.

The Series 6 Preferred and the Series A warrants being offered to investors in this offering will designate the state and federal courts in the City of New York, Borough of Manhattan of the State of New York as the sole and exclusive forum for all questions concerning the construction, validity, enforcement and interpretation of the Series 6 Preferred and the Series A warrants, including claims under the federal securities laws, which could have the effect of limiting a holder’s rights to bring a legal action against us and could limit a holder’s ability to obtain a favorable judicial forum for disputes relating to the applicable securities.

The Series 6 Preferred and the Series A warrants offered in this offering will designate that the state and federal courts in the City of New York of the State of New York will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for all questions concerning the legal construction, validity, enforcement and interpretation of the applicable securities, including claims under the federal securities laws. However, Section 27 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought in state court to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and holders of the securities offered hereby will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in the Series 6 Preferred or the Series A warrants shall be deemed to have notice of and to have consented to this provision. The exclusive forum provisions, if enforced, may limit the ability of a holder of the securities offered hereby to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Holders of our Series 6 Preferred and Series A warrants being offered in this offering may not be entitled to a jury trial with respect to claims arising under such securities, which could result in less favorable outcomes to the plaintiffs in any such action.

The Series 6 Preferred and Series A warrants provide that, to the fullest extent permitted by law, holders of such securities waive the right to a jury trial of any claim they may have against us arising out of or relating to such securities, including any claim under the U.S. federal securities laws.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern such securities, by a federal or state court in the State of New York, which has exclusive jurisdiction over matters arising under such securities. In determining whether to enforce a pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to these securities.

If you or any other holders or beneficial owners of our Series 6 Preferred or the Series A warrants bring a claim against us in connection with matters arising under our Series 6 Preferred or Series A warrants, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the governing instruments of such securities, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of such securities with a jury trial. No condition, stipulation or provision of our Series 6 Preferred or Series A warrants serves as a waiver by any holder or beneficial owner of such securities or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Since the Series A warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Series A warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Series A warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Series A warrants or may receive an amount less than they would be entitled to if they had exercised their Series A warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

USE OF PROCEEDS

We estimate that the net proceeds of this offering from our issuance and sale of 6,497,410 shares of our common stock and related Series A warrants, and 2,997 shares of our Series 6 Preferred and related Series A Warrants, will be approximately $4.0 million, after deducting the underwriting discount and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Series A warrants.

We currently intend to use the net proceeds from the sale of securities offered by this prospectus for the following purposes:

●	Approximately CAD $5,000,000, which is equal to approximately $3,744,500 based on a Canadian dollar to U.S. dollar exchange rate of 0.7489 as of March 31, 2019, as partial consideration to complete the acquisition of Jibestream. See “Summary - Pending Acquisition – Jibestream Inc.” for the terms of this transaction and additional information concerning Jibestream.

●	The remaining net proceeds will be used for working capital and general corporate purposes (including research and development, sales and marketing and the satisfaction of outstanding amounts payable to our vendors in connection with trade payables). Additionally, to the extent we are required to pay the value of the Inpixon Shares to be issued in connection with the Jibestream acquisition, we may use a portion of the net proceeds of this offering for such purposes. We may also use a portion of the net proceeds of this offering to finance future acquisitions of, or investments in, competitive and complementary businesses, products or services as a part of our growth strategy. However, except with respect to Jibestream, we currently have no commitments with respect to any such acquisitions or investments. We expect to use any proceeds we receive from any cash exercise of Series A warrants for substantially the same purposes and in substantially the same manner.

Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2019:

●	on an actual basis as of March 31, 2019;

●	on an as adjusted basis to give effect to the sale of 6,497,410 shares of our common stock and related Series A warrants in this offering at a combined public offering price of $0.2775 per share and related Series A warrant, and 2,997 shares of Series 6 Preferred and related Series A warrants, after deducting the underwriting discount and estimated offering expenses payable by us. The table below assumes no exercise of the Series A warrants, no value is attributed to the Series A warrants, and the Series A warrants are classified and accounted for as equity.

You should read this table together with the section of this prospectus titled “Use of Proceeds,” as well as our consolidated financial statements and the related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report for the year ended December 31, 2018 and our Quarterly Report for the three months ended March 31, 2019, each of which is incorporated by reference herein.

	As of March 31, 2019 (in thousands, except number of shares and par value data)
	Actual	As Adjusted
Cash and cash equivalents	$3,830	$7,871
Stockholders’ Equity:
Preferred stock - $0.001 par value; 5,000,000 shares authorized, consisting of Series 4 Convertible Preferred Stock - 10,415 shares authorized; 1 and 1 issued, and 1 and 1 outstanding, actual and as adjusted, Series 5 Convertible Preferred Stock - 12,000 shares authorized; 1,938 and 1,938 issued, and 1,938 and 1,938 outstanding, actual and as adjusted, and Series 6 Convertible Preferred Stock – 2,997 shares authorized, 0 and 2,997 issued, and 0 and 2,997 outstanding, actual and as adjusted	–	–
Common Stock - $0.001 par value; 250,000,000 shares authorized; 6,987,937 and 13,485,347 issued and outstanding, actual and as adjusted	7	13
Additional paid-in capital	136,482	140,517
Treasury stock, at cost, 13 shares	(695)	(695)
Accumulated other comprehensive income	18	18
Accumulated deficit (excluding $2,442 reclassified to additional paid in capital in quasi-reorganization)	(122,917)	(122,917)
Stockholders’ Equity Attributable to Inpixon	12,895	16,936
Non-controlling Interest	13	13
Total stockholders’ equity	12,908	16,949

The foregoing table is based on 6,987,937 shares of our common stock outstanding as of March 31, 2019 and excludes, as of that date, the following:

●	215 shares of common stock issuable upon the exercise of outstanding stock options under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $27,292.02 per share;

●	2,772,209 shares of common stock issuable upon the exercise of outstanding stock options under our 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $2.52 per share;

●	39 shares of common stock issuable upon the exercise of outstanding stock options not under our 2011 or 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $43,392.86;

●	158,212 shares of common stock available for future issuance under our 2011 Employee Stock Incentive Plan plus any additional shares of our common stock that may become available under our 2011 Employee Stock Incentive Plan;

●	2,544,167 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan plus any additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	5,371,452 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $12.43 per share;

●	202 shares of common stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $4.96 per share;

●	1,100 shares of common stock reserved for issuance to investor relations firms; and

●	581,982 shares of common stock issuable upon conversion of 1,938 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $3.33 per share.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on The Nasdaq Capital Market and trades under the symbol “INPX”. The following table sets forth the high and low sales prices per share of our common stock as reported on The Nasdaq Capital Market for the periods indicated. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. All prices reflect the Company’s reverse splits.

Fiscal Year Ending December 31, 2019	High	Low
Third Quarter (through August 12, 2019)	$0.8057	$0.34
Second Quarter	$1.78	$0.57
First Quarter	$5.35	$1.01

Fiscal Year Ended December 31, 2018
Fourth Quarter	$20.40	$2.62
Third Quarter	$11.12	$4.327
Second Quarter	$50.7338	$5.0314
First Quarter	$455.8946	$43.1866

Fiscal Year Ended December 31, 2017
Fourth Quarter	$767.2465	$254.7424
Third Quarter	$1,227.6699	$239.0176
Second Quarter	$5,799.3219	$817.6918
First Quarter	$5,849.3489	$3,122.0731

Holders of Record

According to our transfer agent, as of July 16, 2019, we had approximately 527 shareholders of record of our common stock. The actual number of common stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. Our stock transfer agent is Computershare Trust Company, N.A., Meidinger Tower, 462 S. 4th Street, Louisville, KY 40202.

Dividend Policy

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business; we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant. Holders of Series 4 Convertible Preferred Stock, Series 5 Convertible Preferred Stock and Series 6 Preferred will not be entitled to receive any dividends, unless and until specifically declared by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 16, 2019, regarding the beneficial ownership of our common stock by the following persons:

●	Each of the Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC);

●	each director;

●	all of our executive officers and directors as a group; and

●	each person or entity who, to our knowledge, owns more than 5% of our common stock.

Except as indicated in the footnotes to the following table, subject to applicable community property laws, each stockholder named in the table has sole voting and investment power. Unless otherwise indicated, the address for each stockholder listed is c/o Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of July 16, 2019, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder. The information provided in the following table is based on our records, information filed with the SEC, and information furnished by our stockholders.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class (1)
Named Executive Officers and Directors
Nadir Ali	430,829	(2)	2.9%
Leonard Oppenheim	20,009	(3)	*
Kareem Irfan	20,006	(4)	*
Tanveer Khader	20,126	(5)	*
Soumya Das	258,410	(6)	1.8%
Wendy Loundermon	301,497	(7)	2.1%
All executive officers and directors as a group (6 persons)	955,043	(8)	6.9%
More than 5% Beneficial Owner
GTX Corp (9)	1,000,000	(10)	7.0%

*	Represents beneficial ownership of less than 1%.
(1)	Based on 14,195,201 shares outstanding on July 16, 2019.
(2)	Includes (i) 32 shares of common stock held of record by Nadir Ali, (ii) 430,745 shares of common stock issuable upon exercise of options exercisable within 60 days of July 16, 2019, (iii) 3 shares of common stock held of record by Lubna Qureishi, Mr. Ali’s wife, (iv) 3 shares of common stock held of record by Naheed Qureishi, Mr. Ali’s mother-in-law, (v) 15 shares of common stock held of record by the Qureishi Ali Grandchildren Trust, of which Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has shared voting and investment control over the shares held, and (vi) 31 shares of common stock held of record by the Qureishi 1998 Family Trust, of which Mr. Ali’s father-in-law, A. Salam Qureishi, is the sole trustee and has voting and investment control over the shares held.
(3)	Includes (i) 6 shares of common stock held of record by Mr. Oppenheim, and (ii) 20,003 shares of common stock issuable upon exercise of options exercisable within 60 days of July 16, 2019.
(4)	Includes (i) 3 shares of common stock held of record by Mr. Irfan and (ii) 20,003 shares of common stock issuable upon exercise of options exercisable within 60 days of July 16, 2019.
(5)	Includes (i) 120 shares of common stock owned directly by SyHolding Corp., (ii) 3 shares of common stock held of record by Mr. Khader and (iii) 20,003 shares of common stock issuable upon exercise of options exercisable within 60 days of July 16, 2019. Tanveer Khader holds the power to vote and dispose of the SyHolding Corp. shares.
(6)	Includes (i) 4 shares of common stock held of record by Mr. Das and (ii) 258,406 shares of common stock issuable upon exercise of options exercisable within 60 days of July 16, 2019.
(7)	Includes (i) 1 shares of common stock held of record by Ms. Loundermon and (ii) 301,496 shares of common stock issuable upon exercise of options exercisable within 60 days of July 16, 2019.
(8)	Includes (i) 55 shares of common stock held directly, or by spouse or relative, (ii) 166 shares of common stock held of record by entities, and (iii) 954,822 shares of common stock issuable upon exercise of options exercisable within 60 days of July 16, 2019.
(9)	The board of directors of GTX Corp, comprised of Patrick E. Bertagna, Christopher M. Walsh, Louis Rosenbaum and Andrew Duncan, has sole voting and investment control and power over such shares. None of the members of its board of directors has individual voting and investment power with respect to such shares and disclaims beneficial ownership of such shares. The mailing address of this beneficial holder is 117 W. 9th Street, Suite 1214, Los Angeles, CA 90015.
(10)	Includes 1,000,000 shares of common stock held of record by GTX Corp; provided; however, that 100,000 shares are subject to certain holdback restrictions and forfeiture for the purpose of satisfying indemnification claims in accordance with that certain Asset Purchase Agreement, by and between Inpixon and GTX Corp, dated June 27, 2019.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

As of July 16, 2019, we had 255,000,000 authorized shares of capital stock, par value $0.001 per share, of which 250,000,000 were shares of common stock and 5,000,000 were shares of “blank check” preferred stock. As of July 16, 2019, we had 14,195,201 shares of common stock outstanding and held by 527 stockholders of record, 1,100 shares of common stock reserved for issuance to investor relations firms, 1 share of Series 4 Convertible Preferred Stock and 126 shares of Series 5 Convertible Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Conversion Price Adjustment

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Series 4 Convertible Preferred Stock

Our board of directors designated 10,415 shares of preferred stock as Series 4 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 4 Preferred). As of July 16, 2019, there was one share of Series 4 Preferred outstanding convertible into 202 shares of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series 4 Preferred are entitled to receive distributions out of our assets, whether capital or surplus, of the same amount that a holder of common stock would receive if the Series 4 Preferred were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Dividends. Holders of the Series 4 Preferred are entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series 4 Preferred.

Conversion. Each share of Series 4 Preferred is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of $1,000 by the conversion price equal to the current conversion price of $4.96 per share (subject to adjustment described below).

Anti-Dilution Protection. The Series 4 Preferred contain an anti-dilution protection feature, to adjust the conversion price if shares of common stock are sold or issued for a consideration per share less than the conversion price then in effect (subject to certain exemptions), provided, that the conversion price will not be less than $4.96. The current conversion price is $4.96.

Series 5 Convertible Preferred Stock

Our board of directors designated 12,000 shares of preferred stock as Series 5 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 5 Preferred). As of July 16, 2019, there were 126 shares of Series 5 Preferred outstanding convertible into 37,838 shares of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Conversion. Each share of Series 5 Convertible Preferred Stock will be convertible at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Series 5 Convertible Preferred Stock by a conversion price of $3.33 per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series 5 Convertible Preferred Stock will not have the right to convert any portion of the Series 5 Convertible Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us) of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Series 5 Convertible Preferred Stock, the holders of the Series 5 Convertible Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series 5 Convertible Preferred Stock.

Dividends. Holders of Series 5 Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series 5 Convertible Preferred Stock has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series 5 Convertible Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of common stock would receive if the Series 5 Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series 5 Convertible Preferred Stock. Shares of Series 5 Convertible Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Outstanding Warrants

As of July 16, 2019, we have warrants issued and outstanding for the purchase of up to 3,978,539 shares of our common stock, at exercise prices ranging from $3.33 to $43,200. The warrants are held by 68 security holders. Outstanding warrants to purchase our common stock are as follows:

Issuance Date	Number of Shares	Exercise Period	Exercise Price
March 20, 2013	5	From March 20, 2013 to March 20, 2020 (except the Lock-Up Period as defined in the warrant)	$16,200
August 29, 2013	4	From August 29, 2013 to August 29, 2020 (except the Lock-Up Period as defined in the warrant)	$43,200
June 30, 2017	141	June 30, 2017 to June 30, 2022	$360
August 9, 2017	917	From August 9, 2017 to August 9, 2022	$660
January 8, 2018	15,003	From February 2, 2018 to February 2, 2023	$120
February 20, 2018	1,080,669	From February 20, 2018 to February 20, 2023	$25.36
April 24, 2018	2,769,000	From April 24, 2018 to April 24, 2023	$4.96
January 15, 2019	112,800	From January 15, 2019 to January 15, 2024	$3.33

Options

As of July 16, 2019, there were 158,424 shares of common stock authorized for issuance under the 2011 Employee Stock Incentive Plan, of which 200 shares of common stock are underlying outstanding options having a weighted average exercise price of $28,119.54 per share, 7,316,376 shares of common stock available for issuance under the 2018 Employee Stock Incentive Plan, of which 4,912,423 shares of common stock are underlying outstanding options having a weighted average exercise price of $1.69 and 39 shares of common stock underlying outstanding options not under the 2011 or 2018 Employee Stock Incentive Plan having a weighted average of $43,392.86 per share.

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the Nevada Revised Statutes contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and Nevada Revised Statutes that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Furthermore, according to our bylaws, no director may be removed (unless the entire board is removed) when the votes cast against removal or not consenting in writing to such removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of directors authorized at the time of the directors’ most recent election were then being elected. Our bylaws also provide that when, by the provisions of our articles of incorporation, the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Articles of Incorporation and Bylaws

Our articles of incorporation give both the directors and the stockholders the power to adopt, alter or repeal the bylaws of the corporation. Any adoption, alteration, amendment, change or repeal of the bylaws by the stockholders requires an affirmative vote by a majority of the outstanding stock of the company. Any bylaw that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the board, except that the board shall have no power to change the quorum for meetings of stockholders or of the board or to change any provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the board resulting from the removal by the stockholders. Any proposal to amend, alter, change or repeal any provision of our articles of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Nevada Statutory Provisions

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law, which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation”, and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder”, subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Capital Market Listing

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “INPX.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 6,497,410 shares of our common stock together with Series A warrants to purchase up to an aggregate of 6,497,410 shares of our common stock at a combined offering price of $0.2775 per share and related Series A warrant. Each share of our common stock is being sold together with a Series A warrant to purchase one share of common stock. The shares of our common stock and related Series A warrants will be issued separately. We are also registering the shares of our common stock issuable from time to time upon the exercise of the Series A warrants offered hereby.

We are also offering to those purchasers whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase 2,997 shares of Series 6 Preferred, convertible into a number of shares of common stock equal to $1,000 divided by the combined public offering price per share and related Series A warrant, and related Series A warrants to purchase up to 10,800,000 shares of our common stock. Each share of Series 6 Preferred is being sold together with the equivalent number of Series A warrants as would have been issued to such purchaser of Series 6 Preferred if it had purchased shares of common stock based on the combined public offering price per share and related Series A warrant. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the conversion of the Series 6 Preferred offered hereby.

Common Stock

The material terms of our common stock and our other capital stock are described in the section of this prospectus entitled “Description of Capital Stock” beginning on page 29 of this prospectus.

Series 6 Preferred

The following summary of certain terms and provisions of the Series 6 Preferred that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the certificate of designation of the Series 6 Preferred, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the certificate of designation of the Series 6 Preferred for a complete description of the terms and conditions of the Series 6 Preferred.

The purpose of the Series 6 Preferred is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, up to 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital in the Company without triggering their ownership restrictions, by receiving Series 6 Preferred in lieu of our common stock which would result in such ownership of more than 4.99% (or up to 9.99%), and receive the ability to convert their shares of Series 6 Preferred into shares of our common stock at a later date.

Conversion. Each share of Series 6 Preferred will be convertible at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Series 6 Preferred by a conversion price equal to $0.2775. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series 6 Preferred will not have the right to convert any portion of the Series 6 Preferred to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us) of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Series 6 Preferred, the holders of the Series 6 Preferred will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series 6 Preferred.

Dividends. Holders of Series 6 Preferred shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series 6 Preferred has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series 6 Preferred will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of common stock would receive if the Series 6 Preferred were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series 6 Preferred. Shares of Series 6 Preferred are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Transferability. Subject to applicable laws, the Series 6 Preferred may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Series 6 Preferred and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series 6 Preferred on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Series 6 Preferred will be limited.

Exclusive Jurisdiction. The certificate of designation of the Series 6 Preferred provides for investors to consent to exclusive jurisdiction to state and federal courts located in New York, New York, including with respect to suits, actions or proceedings arising under the federal securities laws. It also provides that disputes are governed by New York law. See “Risk Factors—Risks Related to this Offering— The Series 6 Preferred and the Series A warrants being offered to investors in this offering will designate the state and federal courts in the City of New York, Borough of Manhattan of the State of New York as the sole and exclusive forum for all questions concerning the construction, validity, enforcement and interpretation of the Series 6 Preferred and the Series A warrants, including claims under the federal securities laws, which could have the effect of limiting a holder’s rights to bring a legal action against us and could limit a holder’s ability to obtain a favorable judicial forum for disputes relating to the applicable securities.”

Jury Trial Waiver. The certificate of designation of the Series 6 Preferred provides that, to the extent permitted by law, holders of Series 6 Preferred waive the right to a jury trial of any claim they may have against us arising out of or relating to the Series 6 Preferred, including any claim under the U.S. federal securities laws. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors—Risks Related to this Offering— Holders of our Series 6 Preferred and Series A warrants being offered in this offering may not be entitled to a jury trial with respect to claims arising under such securities, which could result in less favorable outcomes to the plaintiffs in any such action.”

Series A Warrants

The following summary of certain terms and provisions of the Series A warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A warrants, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of the Series A warrant for a complete description of the terms and conditions of the Series A warrants.

Form. The Series A warrants will be issued as individual warrant agreements to the investors.

Exercisability. The Series A warrants are exercisable at any time after their original issuance, expected to be August 15, 2019, and will expire on the fifth anniversary of the original issuance date. The Series A warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Series A warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. No fractional shares of common stock will be issued in connection with the exercise of a Series A warrant. In lieu of fractional shares, we will pay the holder, at our election, either an amount of cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Series A warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, up to 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Series A warrants will have an exercise price of $0.2775 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at the time a holder exercises its Series A warrants, a registration statement registering the issuance of the shares of common stock underlying the Series A warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series A warrants. In addition, the Series A warrants also provide that, beginning on the earlier of the date that is 30 days after the public announcement of the pricing of this offering or the date on which a total of more than 60,000,000 shares of our common stock (subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications) have traded since the public announcement of the pricing of this offering, the Series A warrants may be exercised at the option of the holder on a cashless basis, in whole or in part for all of the shares that would be received upon cash exercise, if on the date of exercise, the volume weighted average price of our common stock is lower than three times the then applicable exercise price per share.

Transferability. Subject to applicable laws, the Series A warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Series A warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series A warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Series A warrants will be limited.

Fundamental Transactions. If we effect a fundamental transaction, then upon any subsequent exercise of the Series A warrants, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or of our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which the Series A warrants are exercisable immediately prior to such fundamental transaction. A fundamental transaction means: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another entity; (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another party) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock; (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property; or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another party whereby such other party or group acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the other party making or party to, or associated or affiliated with the other parties making or party to, such stock or share purchase agreement or other business combination). Any successor to us or surviving entity shall assume the obligations under the Series A warrants and shall, at the option of the holder, deliver to the holder in exchange for the Series A warrant a security of the successor entity which is exercisable for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of common stock acquirable and receivable upon exercise of the Series A warrant prior to such fundamental transaction, and with an exercise price which applies the exercise price under the Series A warrant to such shares of capital stock (but taking into account the relative value of the shares of common stock pursuant to such fundamental transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Series A warrant immediately prior to the consummation of such fundamental transaction). In addition, as further described in the Series A warrants, in the event of any fundamental transaction, the holders of the Series A warrants will have the right to require us to purchase the Series A warrants for an amount in cash equal to the value of the Series A warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable fundamental transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the trading day immediately following the public announcement of the applicable fundamental transaction (determined utilizing a 365 day annualization factor), (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such fundamental transaction and (ii) the highest VWAP (as defined in the Series A warrant) during the period beginning on the trading day immediately preceding the announcement of the applicable fundamental transaction and ending on the trading day immediately preceding the consummation of the applicable fundamental transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date and (E) a zero cost of borrow (“Black Scholes Value”), provided, however, if the fundamental transaction is not within our control, including not approved by our board of directors, the holders shall only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value) of the unexercised portion of the Series A warrant, that is being offered and paid to the holders of common stock of the Company in connection with the fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Series A warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Series A warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series A warrant.

Exclusive Jurisdiction. The Series A warrants provide for investors to consent to exclusive jurisdiction to state and federal courts located in New York, New York, including with respect to suits, actions or proceedings arising under the federal securities laws. It also provides that disputes are governed by New York law. See “Risk Factors—Risks Related to this Offering— The Series 6 Preferred and the Series A warrants being offered to investors in this offering will designate the state and federal courts in the City of New York, Borough of Manhattan of the State of New York as the sole and exclusive forum for all questions concerning the construction, validity, enforcement and interpretation of the Series 6 Preferred and the Series A warrants, including claims under the federal securities laws, which could have the effect of limiting a holder’s rights to bring a legal action against us and could limit a holder’s ability to obtain a favorable judicial forum for disputes relating to the applicable securities.”

Jury Trial Waiver. The Series A warrants provide that, to the extent permitted by law, holders of the Series A warrants waive the right to a jury trial of any claim they may have against us arising out of or relating to the Series A warrants, including any claim under the U.S. federal securities laws. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors—Risks Related to this Offering— Holders of our Series 6 Preferred and Series A warrants being offered in this offering may not be entitled to a jury trial with respect to claims arising under such securities, which could result in less favorable outcomes to the plaintiffs in any such action.”

Leak-Out Agreements

Certain institutional investors in this offering have entered into leak-out agreements with us wherein, each investor who is party to a leak-out agreement (together with certain of its affiliates) has agreed to not sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), on any trading day from the public announcement of the pricing of this offering and ending at 4:00 pm (New York City time) on the earlier of (i) the date that is seventy-five (75) days after the pricing announcement and (ii) the date on which a total of more than 60,000,000 shares of common stock (subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications) have traded since the pricing announcement, shares of common stock purchased in this offering, including the shares of common stock issuable upon exercise of the Series A warrants and conversion of the Series 6 Preferred, to the extent applicable, in an amount more than a specified percentage of the trading volume of the common stock on the principal trading market, subject to certain exceptions. This restriction will not apply to any actual “long” (as defined in Regulation SHO promulgated under the Exchange Act) sales by such investor (together with certain of its affiliates) at or above a certain price or to any actual “long” sales of shares of common stock purchased in open market transactions by such investor (together with certain of its affiliates) during the restricted period. Further, this restriction will not apply to sales or transfers of any such shares of common stock in transactions which do not need to be reported on the Nasdaq consolidated tape so long as the purchaser or transferee executes and delivers a leak-out agreement in substantially the same form. After such sale or transfer, future sales of the securities covered by the leak-out agreement by the original owner (together with certain of its affiliate) and the purchaser or transferee will be aggregated to determine compliance with the terms of the leak-out agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock, our Series 6 Preferred or the related Series A warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a Non-U.S. holder’s particular circumstances or to a Non-U.S. holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers of or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	real estate investment trusts or regulated investment companies;

●	pension plans;

●	partnerships, or other entities or arrangements treated as partnerships for United States federal income tax purposes, or investors in any such entities;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	tax-qualified retirement plans;

●	controlled foreign corporations;

●	persons subject to special tax accounting rules under Section 451(b) of the Code;

●	passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax; or

●	persons that acquire our common stock as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for United States federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax rules or under the laws of any United States state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Allocation of Purchase Price

For U.S. federal income tax purposes, the purchase of shares of our common stock and related Series A warrants in this offering will be treated as the purchase of multiple components: a component consisting of one share of common stock and a component consisting of one Series A warrant to purchase one share of common stock. Alternatively, for those acquiring the Series 6 Preferred, the purchase of the Series 6 Preferred and related Series A warrants in this offering will be treated as the purchase of multiple components: a component consisting of one share of Series 6 Preferred and a component consisting of one Series A warrant to purchase a total of 3,604 shares of common stock (rounded up to the nearest whole share). The purchase price for the shares (whether common stock or Series 6 Preferred) and related Series A warrants will be allocated between these components in proportion to their relative fair market values at the time the shares and the related Series A warrants are purchased. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes for each share and each Series A warrant.

A holder’s allocation of the purchase price between the shares and the related Series A warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation. Each holder should consult its own tax advisor regarding the allocation of the purchase price between the shares and the related Series A warrants.

Tax Considerations Applicable to U.S. Holders

Definition of U.S. Holder

In general, a “U.S. holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Gain on Sale or Other Taxable Disposition of the Shares or the Related Series A Warrants

Upon the sale, exchange or other taxable disposition of shares of common stock, shares of Series 6 Preferred, or the related Series A warrants, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. holder’s adjusted tax basis in the shares (or shares received upon exercise of the related Series A warrants) or the Series A warrants (as applicable). This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in shares of stock (or shares received upon exercise of the related Series A warrants) or the Series A warrants (as applicable) is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Exercise of the Series A Warrants

A U.S. holder generally will not recognize gain or loss on the exercise of a Series A warrant and the related receipt of shares of our common stock upon exercise thereof  (unless cash is received in lieu of the issuance of a fractional share of common stock upon exercise). A U.S. holder’s initial tax basis in a share of our common stock received upon exercise of a Series A warrant will be equal to the sum of  (a) such U.S. holder’s tax basis in the Series A warrant plus (2) the exercise price paid by such U.S. holder on the exercise of such Series A warrant. A U.S. holder’s holding period in a share of common stock received exercise of a Series A warrant should begin on the day after the date that such warrant is exercised by such U.S. holder.

In certain limited circumstances, a U.S. holder may be permitted to undertake a cashless exercise of Series A warrants into shares of our common stock. The U.S. federal income tax treatment of a cashless exercise of warrants into shares of common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Series A warrants.

Certain Adjustments to the Series A Warrants or the Series 6 Preferred

An adjustment to the number of shares of our common stock that will be issued upon the exercise of a Series A warrant or conversion of a share of Series 6 Preferred, or an adjustment to the exercise price of a Series A warrant, may be treated as a constructive distribution to a U.S. holder of the Series A warrant or share depending on the circumstances of such adjustment under Section 305 of the Code if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our earnings and profits as determined under U.S. federal income tax principles or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of the Series A warrants or conversion price of the Series 6 Preferred made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders thereof generally should not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property.

Conversion of the Series 6 Preferred

A U.S. holder generally will not recognize gain or loss upon the conversion of a share of Series 6 Preferred into common stock. A U.S. holder’s initial tax basis in the shares of our common stock received upon the conversion of a share of Series 6 Preferred will be equal to such U.S. holder’s tax basis in the share of Series 6 Preferred. A U.S. holder’s holding period for the shares of our common stock received upon the conversion of a share of Series 6 Preferred will include the U.S. holder’s holding period in such share of Series 6 Preferred.

Lapse of the Series A Warrants

If a U.S. holder allows a Series A warrant to expire unexercised, such U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in the Series A warrant. Because the term of the Series A warrants purchased in this offering is more than one year, the U.S. holder’s capital loss will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our securities (including constructive dividends) or receives proceeds from the sale or other taxable disposition of our securities. Certain U.S. holders are exempt from backup withholding, including C corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

●	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

●	furnishes an incorrect taxpayer identification number;

●	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

●	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions on the Common Stock or the Series 6 Preferred

If we pay distributions of cash or property with respect to our common stock or our Series 6 Preferred (including constructive distributions), those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in its shares of our common stock or our Series 6 Preferred. Any remaining excess will be treated as capital gain. Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, distributions of cash, common stock or sales proceeds subsequently paid or credited to that holder. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Distributions that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States are generally not subject to the 30% withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI stating that the distributions are not subject to withholding because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and the distribution is effectively connected with the conduct of that trade or business, the distribution will generally have the consequences described above for a U.S. holder (subject to any modification provided under an applicable income tax treaty). Any U.S. effectively connected income received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty generally may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition

Subject to the discussion below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our common stock, preferred stock or warrants unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to a U.S. holder, and, if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

●	we are or were a “U.S. real property holding corporation” during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (within the meaning of the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Dividend Equivalents

Section 871(m) of the Code treats as dividends from sources within the United States, and therefore subject to withholding of U.S. federal income tax at a 30% rate (or such lower applicable treaty rate) certain payments or deemed payments on certain financial instruments to the extent that such payments or deemed payments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Regulations promulgated under Section 871(m), certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments that reference U.S. stocks may be treated as dividend equivalents. Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Under IRS and U.S. Treasury guidance Section 871(m) will apply only to “delta-one” instruments issued prior to 2021. A “delta one” instrument is one in which the ratio of the change in the fair market value of the instrument to the change in the fair market value of the property referenced by the contract is equal to 1.00. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Series A warrants.

Backup Withholding and Information Reporting

Generally, we must file information returns annually to the IRS in connection with any dividends on our common stock paid to a non-U.S. holder, regardless of whether any tax was actually withheld. A similar report will be sent to the non-U.S. holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence. Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to additional information reporting and backup withholding at a current rate of 24% unless such non-U.S. holder establishes an exemption, for example by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or another appropriate version of IRS Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a non-U.S. person. Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-United States entities. The legislation imposes a 30% withholding tax on dividends on or after January 1, 2019, and subject to the discussion of the proposed U.S. Treasury Regulations below, the gross proceeds from the sale or other disposition of, our securities paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury.

The U.S. Department of the Treasury recently released proposed regulations, which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of our securities. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our securities, and the possible impact of these rules on the entities through which they hold our securities, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, our Series 6 Preferred or the related Series A warrants, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We have entered into an underwriting agreement with Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Maxim Group LLC (“Maxim”), acting as the representatives of the several underwriters named below (collectively, the “Representatives”), with respect to the securities subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the shares of our common stock, shares of Series 6 Preferred and corresponding Series A warrants listed next to their respective name in the following table:

Underwriter	Number of Shares of Common Stock and Related Series A Warrants	Number of Shares of Series 6 Preferred and Related Series A Warrants
Ladenburg Thalmann & Co. Inc.	3,248,705	1,498.5
Maxim Group LLC	3,248,705	1,498.5
Total	6,497,410	2,997

The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of common stock, shares of Series 6 Preferred and Series A warrants but is not responsible for the commitment of any other underwriter to purchase such securities. The underwriters are committed to purchase and pay for all of the securities if any are purchased.

The underwriters have advised us that they propose to offer the shares of our common stock, shares of Series 6 Preferred and related Series A warrants to the public at the respective public offering prices set forth on the cover page of this prospectus and to certain dealers at the combined public offering price less a concession not in excess of $0.011655 per share of our common stock and related Series A warrants or $42 per share of Series 6 Preferred and related Series A warrants. After this offering, the public offering price and concession to dealers may be changed by the Representatives. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of our common stock, shares of our Series 6 Preferred and related Series A warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriter Compensation

The following table shows the public offering price, underwriting discount payable to the underwriters by us and proceeds before expenses to us:

	Per Share of Common Stock and Related Series A Warrant	Per Share of Series 6 Preferred and Related Series A Warrants	Total
Public offering price	$0.2775	$1,000.00	$4,800,031.28
Underwriting discount(1)	$0.019425	$70.00	$336,002.19
Proceeds to us, before expenses	$0.258075	$930.00	$4,464,029.09

In addition to the underwriting discount, we have agreed to pay the underwriters a non-accountable expense allowance of 1% of the gross proceeds of this offering and have agreed to reimburse the underwriters for up to $125,000 of the fees and expenses of the underwriters, including the fees and expenses of counsel to the underwriters. We paid Ladenburg an advance against expenses in the amount of $80,000, which will be applied against actual, out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering. Any portion of the expense advance will be returned to us to the extent that offering expenses are not actually incurred by the underwriters in compliance with FINRA Rule 5110(f)(2)(C). The non-accountable expense allowance and the fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discount set forth in the table above. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc., or FINRA, to be underwriting compensation under its rules. The underwriting discount and other items of compensation the underwriters will receive were determined through arms’ length negotiations between us and the underwriters. We estimate that total expenses payable by us in connection with this offering, excluding the underwriting discount and the non-accountable expense allowance referred to above, will be approximately $375,000.

Indemnification

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

We and each of our officers and directors have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the Representatives, for a period of 90 days after the date of this prospectus. We have also agreed not to issue or register additional shares of common stock or securities convertible into, exercisable for, or exchangeable into, shares of our common stock for such 90-day period. These lock-up agreements provide certain exceptions, including, but not limited to, exceptions permitting us, subject to certain limitations, to issue securities as consideration pursuant to acquisitions, dispositions or strategic transactions approved by a majority of our disinterested directors, and their restrictions may be waived at any time by the Representatives.

Price Stabilization, Short Positions and Penalty Bids

The underwriters have advised us that they do not intend to conduct any stabilization or over-allotment activities in connection with this offering.

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Capital Market. Passive market making consists of displaying bids on The Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

The underwriters or syndicate members may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.

Other Relationships

The underwriters and each of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have in the past, and may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have in the past, and may in the future, receive customary fees and commissions for these transactions. Maxim previously served as the dealer-manager in connection with our rights offering, which was closed in January 2019, pursuant to the terms of that certain Dealer-Manager Agreement, dated as of December 7, 2019, as amended. In accordance with that agreement, for a period of six (6) months from the date of commencement of sale of the rights offering, we granted Maxim the right of participation to act as book runner or manager with at least 50.0% of the economics for any and all public and private equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during such period by us or any of our subsidiaries or successor entities.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada. The offering of the securities in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the securities may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 - Prospectus Exemptions, and as a “permitted client” as such term is defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of the securities in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the common stock is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the securities by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive each, a Relevant Member State, no offer to the public of any of our securities will be made, other than under the following exemptions:

●	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the issuer for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock will result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or any supplementary prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer so as to enable an investor to decide to purchase or subscribe for any of our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. This document is not an approved prospectus for the purposes of section 85 of the UK Financial Services and Markets Act 2000, as amended, or FSMA, and a copy of it has not been, and will not be, delivered to or approved by the UK Listing Authority or approved by any other authority which could be a competent authority for the purposes of the Prospectus Directive.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are “qualified investors” within the meaning of section 86(7) of FSMA that are also (i) investment professionals falling within Article 19(5) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies, unincorporated associations or partnerships and the trustees of high value trusts falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

Any person in the United Kingdom that is not a relevant person should not act or rely on these documents or any of their contents. Any investment, investment activity or controlled activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with such persons. Accordingly, this document has not been approved by an authorized person, as would otherwise be required by Section 21 of FSMA. Any purchaser of shares of common stock, Series 6 Preferred and related Series A warrants resident in the United Kingdom will be deemed to have represented to us and the underwriters, and acknowledge that each of us and the underwriters are relying on such representation, that it, or the ultimate purchaser for which it is acting as agent, is a relevant person.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP (“MSK”), New York, New York. As of the date of this prospectus, MSK and certain principals of the firm own securities of our company representing in the aggregate less than five percent of the shares of our common stock outstanding immediately prior to the filing of this prospectus. MSK may receive securities offered pursuant to the registration statement of which this prospectus is a part in connection with the satisfaction of outstanding legal fees payable to MSK. Although MSK is not under any obligation to accept shares of our common stock in payment for services, it may do so in the future.  Lowenstein Sandler LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2018 and 2017 included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP, given on their authority as experts in accounting and auditing.

MNP LLP, independent registered public accounting firm, has audited the financial statements of Jibestream Inc. for the years ended December 31, 2018 and 2017, included in our Current Report on Form 8-K/A filed with the SEC on July 25, 2019, as set forth in their report, which is incorporated herein by reference in this prospectus. Such financial statements are incorporated by reference in reliance on MNP LLP, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.inpixon.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 28, 2019;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, as filed with the SEC on May 14, 2019;

●	our Current Reports on Form 8-K, as filed with the SEC on January 8, 2019, January 15, 2019, January 18, 2019, January 29, 2019, February 8, 2019, February 20, 2019, February 22, 2019, April 5, 2019, April 12, 2019, April 25, 2019, May 3, 2019, May 22, 2019, May 30, 2019, June 13, 2019, June 20, 2019, June 25, 2019, June 27, 2019, July 1, 2019, July 5, 2019, July 10, 2019 , July 11, 2019 and August 9, 2019, and on Form 8-K/A, as filed with the SEC on July 25, 2019; and

●	the description of our common stock included in our Registration Statement on Form 8-A, as filed with the SEC on April 7, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all filed information contained in reports and documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes the accompanying prospectus and prior to the filing of a post-effective amendment to the registration statement containing the accompanying prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Inpixon

Attn: Secretary

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

(408) 702-2167

In addition, you may obtain a copy of these filings from the SEC as described in the section entitled “Where You Can Find More Information.”

6,497,410 Shares of Common Stock

2,997 Shares of Series 6 Convertible Preferred Stock

and

Series A Warrants to Purchase up to 17,297,410 Shares of Common Stock

PROSPECTUS

Joint Book-Running Managers

Ladenburg Thalmann	Maxim Group LLC

August 12, 2019